CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED, AS INDICATED BY [****], AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT 4.14

AMENDED AND RESTATED JOINT VENTURE AGREEMENT

AMONG

MOUNTAIN PROVINCE DIAMONDS INC.

- and -

CAMPHOR VENTURES INC.

- and -

DE BEERS CANADA INC.

-i-

ARTICLE 9 DEVELOPMENT WORK		27

9.1	Review of First Desk Top Study	27
9.2	Feasibility Study and Development Work	27
9.3	Subsequent Feasibility Studies and Development Work	29
9.4	Mining Lease	29
9.5	Security for Obligations	30
9.6	Environmental Responsibility	30
9.7	Inukshuk Capital Ltd. and Canamera Geological Ltd.	30

ARTICLE 10 PRODUCTION		30

10.1	Annual Plans and Budgets	30
10.2	Disposal of Minerals	30
10.3	Government Requirements	35

ARTICLE 11 FINANCING JOINT VENTURE EXPENSES		35

11.1	Financing	35
11.2	Election to Not Participate	38
11.3	Repayment of MPV Expenses	38

ARTICLE 12 LIABILITY OF PARTIES		40

12.1	Separate and Not Joint	40
12.2	Ownership of Property	41
12.3	Events of Default	41
12.4	Default Notice	41
12.5	Security for Performance	42
12.6	Remedies on Default	42
12.7	Further Assurances	45
12.8	Liability	45
12.9	Other Remedies	45

ARTICLE 13 TRANSFERS		46

13.1	Right of Refusal On Transfers	46
13.2	Exempt Transfers	47
13.3	Transfer of Interest In Participating Interest	47
13.4	Minerals Other Than Diamonds	48
13.5	Partition	48

ARTICLE 14 ABANDONMENT		48

14.1	Abandonment	48
14.2	Sale Restricted	48

ARTICLE 15 SETTLEMENT OF DISPUTES		49

15.1	Material Disputes	49

ARTICLE 16 CONFIDENTIALITY		49

16.1	Information	49
16.2	Survival	51

ARTICLE 17 FORCE MAJEURE		51

17.1	Suspension of Obligations	51

ARTICLE 18 OTHER INTERESTS		51

18.1	Acquisition Of Property By Staking Or Purchase	51

-ii-

ARTICLE 19 MISCELLANEOUS		51

19.1	Expenses	51
19.2	Time	51
19.3	Liquidation of Assets and Decommissioning	52
19.4	De Beers Can Negotiate Pooling Arrangement	53
19.5	Notice	53
19.6	Governing Law	54
19.7	Further Assurances	54
19.8	Counterparts	55
19.9	Facsimile Execution	55
19.10	Successors and Assigns	55
19.11	Formal Transfers	55
19.12	GST	55

SCHEDULE “A” ACCOUNTING AND FINANCIAL PROCEDURES		57

SCHEDULE “B” FIFTEEN PERCENT IRR CALCULATION		65

SCHEDULE “C” NET PROFIT ROYALTY		69

SCHEDULE “D” LIST OF MINING CLAIMS COMPRISING THE PROPERTY		73

SCHEDULE “E” LIST OF JOINT VENTURE EXPENSES INCURRED TO MARCH 8, 2000		74

-iii-

THIS AMENDED AND RESTATED JOINT VENTURE AGREEMENT made effective as of the 3rd day of July, 2009.

AMONG:

MOUNTAIN PROVINCE DIAMONDS INC.

a corporation continued under the laws of the province of Ontario and having an office at 401 Bay Street, Suite 2700, P.O. Box 152, Toronto, Ontario, M5H 2Y4;

(hereinafter called “MPV”)

- and -

CAMPHOR VENTURES INC.

a corporation incorporated under the laws of British Columbia and having an office at 401 Bay Street, Suite 2700, P.O. Box 152, Toronto, Ontario, M5H 2Y4;

(hereinafter called “CV”)

- and -

DE BEERS CANADA INC.

(formerly De Beers Canada Exploration Inc. and prior thereto Monopros Limited)

a corporation incorporated under the laws of Canada and having an office at 65 Overlea Boulevard, Suite 300, Toronto, Ontario, M4H 1P1;

(hereinafter called “De Beers”)

WHEREAS:

(a)	Pursuant to the Letter Agreement (as hereinafter defined) MPV and CV, now a wholly-owned subsidiary of MPV, and both Glenmore Highlands Inc. (“GH”) and 444965 B.C. Ltd. (“444965”) as they then were prior to their merger with MPV, as the owners of the Property (as hereinafter defined), entered into a Joint Venture (as hereinafter defined), with De Beers and granted to De Beers the exclusive right and option to acquire a 51% undivided co-ownership interest in and to the Property and the Joint Venture upon carrying out certain work and making certain expenditures;

(b)	Pursuant to the terms of the Letter Agreement, MPV, CV, GH, and 444965 granted to De Beers the exclusive right and option, upon certain conditions, to purchase the 3% gross overriding royalty payable to Inukshuk Capital Ltd. (the “GOR”) to be held by De Beers on behalf of the Joint Venture. De Beers exercised its right and option to acquire the GOR and by a transfer agreement among MPV, De Beers and CV dated November 24, 1999 (the “Transfer Agreement”), De Beers acquired the GOR and is holding it on behalf of the Joint Venture. The parties further agreed that upon De Beers acquiring a 51% undivided co-ownership interest in the Property and the Joint Venture, the GOR would be cancelled for no further consideration;

(c)	On November 3, 1997, a Certificate of Amalgamation was issued by the Registrar of Companies (British Columbia) certifying that MPV and 444964 had amalgamated effective November 1, 1997 as one corporation under the name Mountain Province Mining Inc.;

(d)	On June 30, 2000 MPV and GH were merged by plan of arrangement into one corporation under the name Mountain Province Mining Inc.;

(e)	On October 25, 2000, Mountain Province Mining Inc. changed its name to Mountain Province Diamonds Inc. or MPV as defined above;

(f)	The parties acknowledge that De Beers has carried out the work and made the expenditures contemplated under the Letter Agreement, exercised the option contained therein and has acquired a 51% undivided co-ownership interest in the Property and the Joint Venture;

(g)	MPV, CV and De Beers entered into a Joint Venture Agreement (the “2002 Agreement”) effective as of the 1st day of January, 2002 with respect to the Joint Venture and the Property. Each of the parties hereto acknowledge and agree that each discharged its respective obligations under the Letter Agreement and the 2002 Agreement and entered into the 2002 Agreement to record the rights and obligations of the parties with respect to the Property and the Joint Venture as and from the date thereof and that the 2002 Agreement, upon its execution and delivery, superseded and replaced the Letter Agreement;

(h)	A Certificate of Amalgamation was issued by Industry Canada certifying that De Beers Canada Exploration Inc. and De Beers Canada Mining Inc. had amalgamated effective January 1, 2005 and that the name of the corporation resulting from the amalgamation was De Beers Canada Inc.

(i)	The parties have agreed to enter into this Agreement with the intent of amending, replacing, superseding and restating the 2002 Agreement as of the date first written above.

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby covenant and agree as follows:

ARTICLE 1
GENERAL

1.1	Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

“1st Adjourned Meeting” has the meaning assigned to it in Section 4.1(d) hereof;

“2nd Adjourned Meeting” has the meaning assigned to it in Section 4.1(d) hereof;

“2002 Agreement” has the meaning assigned to it in recital (g) to this Agreement;

“2009 Feasibility Study” has the meaning assigned to it in Section 9.2(a) hereof;

“444965” means 444965 B.C. Limited;

“5.3 Agreement” has the meaning assigned to it in Section 5.2 hereof;

“Accounting and Financial Procedures” mean the terms, conditions, principles and procedures outlined or referenced in Schedule “A”;

“Adjustment Amount” has the meaning assigned to that term in Section 11.3 hereof;

“Affiliate” means an entity, corporate or non-corporate, controlling or controlled by a party hereto, or related to such party through common controlling or controlled entities. For the purposes hereof, control shall be deemed to exist if one entity owns, directly or indirectly, through shareholdings or otherwise, more than 50% of the voting shares or other voting units of participation of another entity and “Affiliated” has a corresponding meaning;

“Agreement” means this amended and restated joint venture agreement including all attached Schedules, as same may be supplemented, amended, restated or replaced in accordance herewith from time to time;

“Associate” means any relationship between two Persons whereby one of the Persons beneficially owns or controls, directly or indirectly, shares or units of participation of the other or securities currently convertible into shares or units of participation of the other carrying more than 10% of the voting rights attached to all securities or units of participation of the other then outstanding which carry voting rights under all circumstances or by reason of the occurrence of an event that has occurred and is continuing, or a currently exercisable option or right to purchase such shares, units of participation or such convertible securities and “Associated” has a corresponding meaning;

“Business Day” means any day which is not a Saturday, Sunday or a day observed as a holiday under the laws of the Northwest Territories, the Province of Ontario, the Province of British Columbia or the federal laws of Canada;

“Canamera” means Canamera Geological Limited;

“Cash Call” has the meaning assigned to it in the Accounting and Financial Procedures;

“Chairman” has the meaning assigned to it in Section 4.1(a) hereof;

“CIM” means the Canadian Institute of Mining, Metallurgy and Petroleum;

“Commencement of Commercial Production” means the first day of the calendar month following the first thirty consecutive days (excluding maintenance days) that the relevant Mine has achieved and maintained 70% of rated Production specified in the relevant Feasibility Study;

“Commercial Quantities” mean a deposit of diamonds of sufficient quantity and quality that the end products of Production from such deposit will yield a Fifteen Percent IRR or such other IRR as the parties may agree, it being understood that no party shall have any obligation to agree to an IRR of less than a Fifteen Percent IRR;

“Consequential Damages” mean all damages for consequential loss, as that term is understood in the common law of damages including:

(a)	loss of anticipated profits; and

(b)	loss of business opportunities,

whether such loss results from a tortious act or omission, breach of a fiduciary duty or from a breach (fundamental or otherwise) of a contractual obligation, or otherwise;

“Cost Share” means the share of a Joint Venture Expense for which a Participant is responsible and liable pursuant to Section 3.5(a) hereof or other provisions hereof;

“current Joint Venture Expenses” has the meaning assigned to it in Section 7.1(b) hereof;

“De Beers Allowable Expense” has the meaning assigned to it in Section 11.1(a) hereof;

“De Beers Assignee” the DTC or any other Affiliate of De Beers;

“De Beers Additional Percentage” has the meaning assigned to it in Section 10.2(c) hereof;

“Decommissioning Costs” has the meaning assigned to it in Section 19.3(b) hereof;

“Default Notice” has the meaning assigned to it in Section 12.4(a) hereof;

“Desk Top Study” means a detailed study of the theoretical design, construction and operation of a mine over its projected life including, without limitation, a study of engineering details of the mine, mill and other relevant plant, equipment and infrastructure, which indicates whether such mine will be economically profitable having regard to net present value and IRR calculations where the relevant calculations are based on an inferred resource as defined in the CIM Definitions and Guidelines and the accuracy of cost estimates are at best in a range of -25% to +25%;

“Development Work” means all work necessary, expedient or desirable for development of any mineral deposit located on or in the Property including any Desk Top Study, Pre-Feasibility Study or Feasibility Study and any update or review thereof and all work required to develop such mineral deposit and bring it into Production including mine development and construction and installation of all buildings, plant and equipment and other infrastructure required for Production;

“DTC” means De Beers UK Limited and/or any other subsidiaries or affiliates of De Beers Société Anonyme which are from time to time engaged in selling diamonds to the market;

“[****]” means the [****]

“Due Date” means that date that is 18 months from the date of Commencement of Commercial Production;

“Election” has the meaning assigned to it in Section 19.12 hereof;

“Electronic Transmission” has the meaning assigned to it in Section 19.5(b) hereof;

“encumbrance” means any encumbrance of any kind whatsoever on property including any privilege, mortgage, hypothec, lien, charge, pledge, security interest, adverse claim, or any other option, right or claim of others of any kind whatever, whether contractual, statutory or otherwise arising but, for greater certainty, shall not include any inchoate or contingent encumbrance which has not and which will not, as a result of any action taken pursuant to or in furtherance of the obligations of the parties hereunder, become choate, crystallized or attached;

“Event of Default” has the meaning assigned to it in Section 12.3 hereof;

“Excess Amount” has the meaning assigned to it in Section 11.1(e) hereof;

CERTAIN PORTIONS OF THIS PAGE HAVE BEEN OMITTED, AS INDICATED BY [****], AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

“Expertised Matter” means the following matters: (i) whether or not the Operator is in breach as provided in Section 5.2 hereof; (ii) modifications to the procedures for allocating diamonds in the event of an unanticipated or unusual diamond distribution as provided in Section 10.2 hereof; (iii) the amount payable for a Participant’s Net Profit Royalty under Section 7.2 hereof; (iv) the fair market value of a defaulting Participant’s Participating Interest under Section 12.6(c) hereof; or (v) or the cash equivalent value of non-cash consideration under Section 13.1(c) hereof; or (vi) there is an unresolved audit claim under Section 1.4(b)(vi) of Schedule “A” hereto; or (vii) dispute over allocations under Section 2 of Schedule “C” hereto;

“Exploration Work” means any prospecting or exploration work carried out with respect to minerals located on or in the Property, including ground and airborne geophysical and radiometric work, geochemical surveys, diamond and percussion drilling, bulldozing, trenching, evaluation of work done and all other work commonly regarded as prospecting or exploration work in accordance with good Canadian mining practice including evaluation studies;

“Fancies” means diamonds of a fancy or unusual colour;

“Feasibility Study” means a detailed study of the theoretical design, construction and operation of a mine over its projected life including, without limitation, a study of engineering details of the mine, mill and other relevant plant, equipment and infrastructure, which indicates whether such mine will be economically profitable having regard to net present value and IRR calculations where the relevant calculations are based on an indicated resource as defined in the CIM Definitions and Guidelines and the accuracy of cost estimates are in a range of -10% to +15%;

“Fifteen Percent IRR” means an after-tax, unleveraged, real internal rate of return to the project of 15% based on a discounted series of cash flows calculated in accordance with Schedule “B”;

“First Desk Top Study” means the study dated 24th July 2000 prepared by De Beers and presented to MPV on 4th August, 2000;

“First Mine” means those producing orebodies on the Property which are the subject of the Development Work contemplated by the Feasibility Study in respect of which the Management Committee has approved the execution of such Development Work;

“Funded Expenses” has the meaning assigned to that term in Section 3.5(b) hereof;

“Funded Period” has the meaning assigned to it in Section 3.5(b);

“GH” means Glenmore Highlands Incorporated;

“GOR” means the 3% gross overriding royalty payable to Inukshuk Capital Ltd., and acquired by De Beers as described in the recitals hereto;

“Grossed-Up Funded Expenses” means an amount equal to (a) the Funded Expenses, divided by (b) 0.49;

“Guaranteeing Participant” has the meaning assigned to it in Section 11.1(e) hereof;

“Hired Persons” has the meaning assigned to it in Section 9.2(e) hereof;

“Historic Expenses” has the meaning assigned to it in Section 11.1(a) hereof;

“Holdback” has the meaning assigned to it in Section 12.6 hereof;

“including” or “includes” means “including without limitation” and shall not be construed to limit any general statement which it follows to the specific similar items or matters immediately following it;

“Inukshuk” means Inukshuk Capital Limited;

“Joint Account” has the meaning assigned to it in the Accounting and Financial Procedures;

“Joint Venture” means the joint venture between the Participants established pursuant to the Letter Agreement and continued pursuant to the 2002 Agreement, as amended and restated by this Agreement, and includes all activities of the Participants and the Operator relating to or to be performed in connection with or pursuant to this Agreement;

“Joint Venture Arrangement” means a joint venture, partnership, common enterprise or similar arrangement with a third party joint venturer;

“Joint Venture Expense(s)” means all charges, costs and expenses incurred by the Operator and paid by one or more Participants in respect of Exploration Work, Development Work and/or Production under the Letter Agreement, the 2002 Agreement and under this Agreement, plus all other charges as authorized by the Management Committee or specifically provided as a Joint Venture Expense in this Agreement, and all charges, costs and expenses of the Joint Venture, the Cost Share of which this Agreement obligates the Participants to bear;

“Joint Venture Property” means all property and rights of every description, whether real, personal or mixed, heretofore or hereafter acquired by the Participants or by the Operator as trustee for the Participants for the purposes of the Joint Venture including,

(a)	the Mineral Rights in or with respect to the Property;

(b)	all easements appurtenant to the Property;

(c)	all geological, geophysical, geochemical and test data related to the work carried out hereunder;

(d)	all improvements to the Property, all fixtures, plant, machinery, equipment, supplies, infrastructure and any other properties or rights of any description, whether real or personal, acquired at Joint Venture Expense pursuant to this Agreement;

(e)	all minerals derived from the exploitation and mining of the Property;

(f)	all proceeds accruing from the sale of Joint Venture Property, except the proceeds from the sale of diamonds;

(g)	all proceeds of insurance received on account of loss of or damage to Joint Venture Property; and

(h)	the leasehold interest of the Participants in any surface lease or leases or any mining lease with respect to the Property, but shall specifically exclude any knowledge, information, concepts, ideas or know-how relating to internal proprietary techniques and methods now owned, held or used by a Participant for the purposes of geological or geophysical interpretation, extraction, mining or processing of minerals and any other similar information or hereafter developed or acquired by an individual Participant or any of its Affiliates independently of the other Participants, all of which shall remain the property of such Participant;

“Kennady Lake Area of the Property” means the area covered by mining claims F28441 and F28442;

“Letter Agreement” means the letter agreement dated March 6, 1997 among De Beers, MPV, GH, CV and 444965 pursuant to which MPV, GH, CV and 444965 granted De Beers the sole and exclusive right and option to acquire a 51% ownership interest in the Property in consideration of incurring certain expenditures, as amended or supplemented by: an agreement dated April 10, 1997 between De Beers, the MPV Group and 444965 B.C. Ltd., an assurance given to De Beers by the MPV Group and 444965 B.C. Ltd., dated July, 1997, an agreement given to De Beers by MPV dated November 1, 1997 and two agreements each dated December 17, 1999 among the parties;

“LIBOR” means for the period (the “Month”) from (and including) the last day of each calendar month up to (but excluding) the last day of the next following calendar month, the rate for deposits in U.S. dollars for a period of one month which appears on Page 3740 or 3750 (as applicable) of Bridge’s Telerate Service as of 11:00 a.m., London time, on the second day prior to the commencement of the Month on which dealings in U.S. dollar deposits are transacted in the London interbank market. If such rate does not appear on Page 3740 or 3750 (as applicable) of Bridge’s Telerate Service, the rate will be determined on the basis of the rate at which deposits in dollars are offered by the Royal Bank of Canada (or such other Canadian Bank as the parties may agree) to prime banks in the London interbank market for such period and in a representative amount as quoted by the Royal Bank of Canada (or such other Canadian Bank as the parties may agree) on such second day;

“Management Committee” means a committee made up of representatives of the Participants as provided for in Section 4.1 hereof;

“Management Committee Vote” or “Vote of the Management Committee” or language similar thereto, means a vote conducted in accordance with Section 4.1(e) or 4.1(f) hereof, as applicable;

“Marketed Diamonds” has the meaning assigned to it in Section 10.2(c) hereof;

“Mine” when used as a noun, means an opening in or on the Property from which minerals may be removed and all contiguous Joint Venture Property, including any dewatering, ore extraction, mill processing and tailings pond facilities used in Production;

“mine” when used as a verb, means all activities relating to the removal of minerals and all processes carried out at a Mine;

“Mineral Products” means the end products derived from operating the Property as a mine including without limitation diamonds;

“Mineral Rights” mean the rights to prospect and explore for, to develop and to mine minerals on, in or under any lands;

“Moving Party” has the meaning assigned to it in Section 5.2 hereof;

“MPV Allowable Expenses” has the meaning assigned to it in Section 11.1(a) hereof;

“MPV Default” means at any time and from time to time the failure of MPV to (i) pay to De Beers the principal amounts of the MPV Expenses specified in Sections 11.3(a), 11.3(c), 11.3(d), or 11.3(e) or (ii) pay on De Beers behalf the principal amounts of the MPV Expenses specified in Section 11.3(b), in each case when the principal amounts of such MPV Expenses become due and payable and the failure of MPV to fully remedy such default in accordance with Section 11.3 within 60 days of the due date for the payment to or on behalf of De Beers, as applicable, by MPV of the applicable principal amounts of the MPV Expense;

“MPV Diamonds” has the meaning assigned to it in Section 10.2(c) hereof;

“MPV Expenses” has the meaning assigned to it in Section 11.1(a) hereof;

“MPV Group” means both of MPV and CV;

“MPV Percentage” means from time to time, the percentage of the MPV Diamonds MPV is entitled to have delivered to it as determined by subtracting from 100% the De Beers Additional Percentage at the relevant time and after applying the provisions of Sections 10.2(b) and 10.2(c);

“MPV Subsequent Default” means at any time and from time to time, the failure of MPV to pay to De Beers the MPV Expenses specified in Section 11.3(f) on the Due Date and the failure of MPV to fully remedy such unpaid MPV Expenses and all accrued interest thereon in accordance with Section 11.3 within 90 days of the Due Date;

“Net Profit Royalty” has the meaning ascribed to that term in Section 7.2 hereof;

“Non-contributing Participant(s)” has the meaning assigned to it in Section 11.2 hereof;

“Non-defaulting Participant(s)” has the meaning assigned to it in Section 12.6 hereof;

“Non-Moving Party” has the meaning assigned to it in Section 5.2 hereof;

“Notice” has the meaning assigned to it in Section 19.5 hereof;

“Notional Account” has the meaning assigned to it in Section 19.3(b) hereof;

“Offered Interest” has the meaning assigned to it in Section 13.1 hereof;

“Offerees” has the meaning assigned to it in Section 13.1(a) hereof;

“Offering Notice” has the meaning assigned to it in Section 13.1(a) hereof;

“Operating Year” means that period of time commencing on January 1 and ending on December 31 of the same year;

“Operator” means the Person duly appointed to the position of operator pursuant to Article 5 hereof when acting in that capacity;

“Parcels” has the meaning assigned to it in Section 10.2(b)(i) hereof;

“Participant” means any legal entity which has executed and delivered this Agreement or a counterpart of this Agreement and which holds a Participating Interest for itself or in trust for itself and another, which at the date of entering into this Agreement means only two legal entities, namely, De Beers and MPV, as Trustee, on behalf of itself and CV;

“Participating Interest” means the right, title and interest, as an undivided co-owner, of each Participant in and to the Joint Venture Property, which shall initially be in the percentages set forth in Section 3.3 hereof and which may subsequently be adjusted pursuant to the provisions of this Agreement;

“Person” shall be broadly interpreted and includes an individual, body corporate, partnership, joint venture, trust, association, unincorporated organization, the Crown, any domestic or foreign government and any governmental agency, authority, tribunal or commission and any entity recognized by law;

“Plan and Budget” means a plan and budget submitted to the Management Committee by the Operator for approval, such to include a statement of proposed activities and expenditures for Exploration Work, Development Work or Production, as the case may be, in respect of the Property;

“Pre-Feasibility Study” means a detailed study of the theoretical design, construction and operation of a mine over its projected life including, without limitation, a study of engineering details of the mine, mill and other relevant plant, equipment and infrastructure, which indicates whether such mine will be economically profitable having regard to net present value and IRR calculations where the relevant calculations are based on an inferred and/or indicated resource as defined in the CIM Definitions and Guidelines and the accuracy of cost estimates are in a range of -15% to +25%;

“Prime Rate” for any day means the rate of interest expressed as a rate per annum that the United States Federal Reserve establishes at its head office in Washington, D.C. as the Fed Funds Rate chargeable to financial institutions;

“Prime Rate Date” means the date on which the Prime Rate is higher by 2% or more than the Prime Rate in effect on the date of this Agreement;

“Production” means the mining, extraction, processing and handling of minerals in Commercial Quantities which are discovered and developed on or in the Property and other work related thereto as may be incidental or reasonably required;

“Property” means the group of mining claims and prospecting permits located in the Northwest Territories listed or described on Schedule “D”, excluding however, any portion of the Property which ceases to be subject to the terms of this Agreement in accordance with Section 14.1 hereof;

“Security Interest” means any mortgage, charge, security interest or other encumbrance of any nature or kind whatsoever given or granted on or in respect of real or personal property;

“Special Business” means for so long as each Participant has a Participating Interest of at least 40%, the following matters to be decided or actioned on Unanimous Approval by the Management Committee:

(i)	a Plan and Budget;

(ii)	appointment of a new Operator;

(iii)	capital expenditures not already included in the approved Plan and Budget any one of which requires Joint Venture Expenses in excess of 10% of the amount approved in the approved Plan and Budget;

(iv)	any pooling agreement contemplated in Section 19.4;

(v)	appointment of a new auditor for the Joint Venture (it being agreed that any auditor appointed must be either (i) PricewaterhouseCoopers; (ii) Deloitte Touche Tohmatsu; (iii) Ernst & Young; or (iv) KPMG ;

(vi)	the surrender and abandonment of a portion of the Property;

(vii)	the milestones, duties and responsibilities of the Operator as contemplated in Section 5.3;

(viii)	any material delays in the approved Plan and Budget and the implementation thereof; and

(ix)	if the Mine is in Production, the appointment of general manager for the Mine.

“Special Stones” has the meaning assigned to it in Section 10.2(b)(i) hereof;

“****” or “****” means for a ****;

“Subsequent Adjustment Amount” has the meaning assigned to that term in Section 11.3 hereof;

“Third Party Offer” has the meaning assigned to it in Section 13.1 hereof;

“Transfer” has the meaning assigned to it in Section 13.1 hereof;

“Transfer Agreement” has the meaning assigned to it in recital (b) to this Agreement;

“Vendor” has the meaning assigned to it in Section 13.1 hereof; and

“Unanimous Approval” means, for so long as each Participant has a Participating Interest of at least 40%, approval of Special Business by an unanimous vote at a duly called and constituted meeting of the Management Committee.

1.2	Statutes

Unless specified otherwise, reference in this Agreement to a statute refers to that statute as it may be amended, or to any restated or successor legislation of comparable effect.

1.3	Headings

The division of this Agreement into Articles, sections, subsections and Schedules and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The Article, section, subsection and Schedule headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer and are not to be considered part of this Agreement.

1.4	References

The terms “this Agreement”, “hereto”, “herein,” “hereof,” “hereby” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, section, subsection or other portion of it. Unless something in the subject matter or context is inconsistent therewith, references herein to an Article, section, subsection or Schedule are to the applicable Article, section, subsection or Schedule of this Agreement.

1.5	Extended Meanings

In this Agreement, words in the singular number only shall include the plural and vice-versa, words importing one gender shall include all genders.

CERTAIN PORTIONS OF THIS PAGE HAVE BEEN OMITTED, AS INDICATED BY [****], AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

1.6	Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, between the parties. Except as specifically set forth in this Agreement, there are no representations, warranties, conditions or other agreements or acknowledgements, whether direct or collateral, express or implied, that form part of or affect this Agreement, or which induced any party to enter into this Agreement, or on which reliance is placed by any party.

1.7	Amendment

This Agreement may be amended, modified or supplemented only by a written agreement signed by each party.

1.8	Waiver of Rights

Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

1.9	Schedules

The following are the Schedules annexed hereto which are incorporated in and form part of this Agreement:

Schedule “A” - Accounting and Financial Procedures

Schedule “B” - Rate of Return Calculation

Schedule “C” - Net Profit Royalty

Schedule “D” - List of mining claims and prospecting permits comprising the Property

Schedule “E” - Joint Venture Expenses incurred to March 8, 2000 – include those shown on this Schedule

1.10	Currency

Unless specified otherwise, all statements of or references to dollar amounts in this Agreement are to lawful money of Canada.

1.11	Performance on Holidays

If any action is required to be taken pursuant to this Agreement on or by a specified date which is not a Business Day, then such action shall be valid if taken on or by the next succeeding Business Day.

1.12	Calculation of Time

In this Agreement a period of days shall be deemed to begin on the first day after the event which began the period and to end at 6:00 p.m. (Toronto time) on the last day of the period. If, however, the last day of the period does not fall on a Business Day, the period shall terminate at 6:00 p.m. (Toronto time) on the next Business Day.

1.13	Interest Rate

Where an annual rate of interest payable under this Agreement is expressed to be a rate per annum equal to LIBOR, or LIBOR plus a percentage, and it is based on a 360 day year, for the purposes of the Interest Act (Canada) the equivalent of LIBOR may be determined by multiplying such rate by a fraction the numerator of which is the actual number of days in the relevant year of calculation and the denominator of which is 360.

ARTICLE 2
REPRESENTATIONS, WARRANTIES AND COVENANTS

2.1	Representations of Each Party

Each party hereby represents and warrants to and in a favour of the other parties that:

(a)	it has been duly incorporated and is a validly subsisting corporation under the laws of its jurisdiction of incorporation and is duly qualified to carry on business in the Northwest Territories and to hold an interest in the Property;

(b)	it has duly obtained all governmental, corporate and other authorizations necessary to its execution and delivery of this Agreement and performance of its obligations hereunder and the consummation of the transactions herein contemplated will not, with the giving of notice or the passage of time, or both, result in any breach of, constitute a default under, or result in the creation of any encumbrance under, the terms or provisions of any law applicable to it, its constating documents, any shareholders’ or directors’ resolution or any indenture, agreement or other instrument whatsoever to which it is a party or to which it may be subject;

(c)	no proceedings are pending for, and it is unaware of any basis for the institution of any proceedings leading to, its dissolution or winding-up or the placing of it in bankruptcy or its subjection to any other laws governing the affairs of bankrupt or insolvent Persons;

(d)	this Agreement has been duly executed and delivered by it and is validly binding and enforceable against it under the laws of Ontario and the Northwest Territories in accordance with its terms; and

(e)	all representations and warranties given or made by it in the Letter Agreement are hereby confirmed as being in full force and effect as if given or made expressly in this Agreement.

2.2	Representations of MPV Group

MPV and CV hereby jointly and severally represent and warrant to and in favour of De Beers that:

(a)	immediately prior to the acquisition by De Beers of its 51% legal and beneficial interest in the Property under the Letter Agreement, MPV and CV were the sole legal and beneficial owners of an undivided 100% ownership interest in the Property, including all Mineral Rights with respect thereto free and clear of any encumbrance and MPV and CV had the exclusive right to dispose of the legal and beneficial interest in the Property to De Beers as contemplated by the Letter Agreement;

(b)	there was no default under the agreement dated August 18, 1992 between MPV and 923185 N.W.T. Limited (now Inukshuk Capital Ltd.) in respect of the GOR and that the GOR was duly acquired by MPV free and clear of any encumbrance and that upon the payment by De Beers for the GOR pursuant to the Transfer Agreement, De Beers became the owner of the GOR free of any encumbrance other than as set out in the Letter Agreement; and

(c)	there are no pending or threatened claims, excluding possible aboriginal claims, relating to the Property or any portion thereof, there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof or interest therein and no other Person claiming under or through either of them has any net profits interest, royalty, profit-a-prendre or other interest whatsoever in the Property or any portion thereof or any production therefrom.

2.3	Representation of the MPV Group

Each member of the MPV Group hereby covenants and agrees that from and after the execution and delivery of this Agreement all negotiations to be had, all agreements to be made, all notices to be given and payments to be made with respect to this Agreement and the Property by or to De Beers shall be deemed to have been duly and effectively had, made or given if had, made or given to, with or from MPV. MPV shall hold the title to its Participating Interest as Trustee for and on behalf of itself and CV as members of the MPV Group as a single Participating Interest and shall be entitled to hold, deal with and dispose of such Participating Interest and all rights and benefits relating thereto, in accordance with this Agreement, on behalf of MPV and CV as MPV may in its sole discretion decide without De Beers having to obtain any consent, approval or authorization from CV. MPV shall assume and discharge all of its obligations and liabilities under this Agreement for and on behalf of itself and CV. Each member of the MPV Group hereby unconditionally and irrevocably constitutes and appoints MPV as its attorney and gives MPV the sole authority to make all decisions and agreements and to give all consents and approvals on behalf of each member of the MPV Group hereunder and with respect to the Property, including without limitation, any amendments of any kind to this Agreement and the negotiation and settlement of any other agreement contemplated herein and any amendments of any kind thereto. Each member of the MPV Group agrees that all such decisions, agreements, consents and approvals shall be fully binding on and enforceable against the MPV Group and each member thereof as if made or given separately by each member of the MPV Group.

2.4	Continuation of Representations, Warranties and Covenants

The representations and warranties of the parties as set out in this Article 2 are conditions on which the parties have relied in entering into this Agreement and shall survive the acquisition of any interest in the Property hereunder and each party will indemnify and save the others harmless from all loss, damage, costs and expenses which may be suffered or incurred by the others as a result of or in connection with any breach or inaccuracy of any such representation and warranty made by such party.

ARTICLE 3
JOINT VENTURE

3.1	Continuation of Joint Venture and Relationship of Parties

(a)	The joint venture established by De Beers, MPV, GH and CV for the purpose of prospecting, exploring and developing the Property for minerals pursuant to the Letter Agreement and the 2002 Agreement are hereby confirmed and continued under and pursuant to the terms of this Agreement.

(b)	The GOR which was cancelled for no further consideration in accordance with and pursuant to the 2002 Agreement and (i) the $2,550,000 paid by De Beers to the MPV Group to purchase De Beers’ interest in the GOR was repayable to De Beers and (ii) the amount of $450,000 being the $3,000,000 paid by MPV to Inukshuk Capital Ltd. to purchase the GOR less the amount of $2,550,000 was repayable to MPV, in each case as a Joint Venture Expense pursuant to Section 11.3 of the 2002 Agreement and repayment of all such amounts has been settled in accordance with Section 11.1(a) of this Agreement.

(c)	Nothing contained in this Agreement shall be deemed to constitute any Participant the partner of the others, or, except as otherwise herein expressly provided, to constitute any Participant the agent or legal representative of the others. The Participants do not intend to create, and this Agreement shall not be construed to create, any mining, commercial or other partnership. Neither Participant, nor any of its directors, officers, employees, agents and attorneys, or Affiliates, shall act for or assume any obligation or responsibility on behalf of any other Participant, except as otherwise expressly provided herein, and any such action or assumption by a Participant’s directors, officers, employees, agents and attorneys, or Affiliates shall be a breach by such Participant of this Agreement. Except for those representations and warranties of the parties in Section 2.2 which are expressed to be joint and several, the rights, duties, obligations and liabilities of the Participants shall be several and separate and not joint, collective or joint and several. Each Participant shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein, and it is the express purpose and intention of the Participants that their ownership of Joint Venture Property and the rights acquired hereunder shall be as tenants in common.

(d)	Except as otherwise provided in this Agreement, all minerals derived from this Joint Venture shall be taken by the Participants in proportion to their respective Participating Interests in accordance with this Agreement.

3.2	Ownership of Joint Venture Property

(a)	The Property has been transferred to De Beers as Operator who shall hold and deal with the Property for and on behalf of the parties in accordance with the terms of this Agreement as part of the Joint Venture Property; and

(b)	The parties acknowledge that the Joint Venture as such shall own no Joint Venture Property. The Operator shall hold title to the Joint Venture Property in trust for the benefit of the Participants as undivided co-owners in proportion to their respective Participating Interests from time to time.

3.3	Participating Interests

The Participating Interest of the Participants shall be as follows until adjusted in accordance with the terms of this Agreement:

De Beers	51.00%
MPV (as trustee on behalf of itself and CV)	49.00%	100.00%

3.4	Encumbrances on Joint Venture Property

(a)	No Participant shall grant any Security Interest on any portion of the Joint Venture Property, its Participating Interest or its interest under this Agreement except as specifically provided in this Section, Section 10.2(c), Section 11.1(b), Article 7 or Article 12. A Participant’s Participating Interest may be made subject to a Security Interest with the prior approval of all other Participants such approval not to be unreasonably withheld or unreasonably delayed or made subject to a Security Interest to a third party lender but only for the purpose of borrowing money to enable a Participant to pay its Cost Share of Joint Venture Expenses, and then only if in either case such Security Interest is expressly made subject to the requirements of this Section 3.4, Article 7, Section 10.2(c), 11.1(b) and Article 12 and subordinate to any Security Interests that may be given pursuant to Section 3.4(c), Section 10.2(c), Article 7 or Article 12 hereof. The discharge of any obligations relating to any Security Interest which is placed against the Participating Interest of any particular Participant shall be the sole responsibility of such Participant.

(b)	Every agreement whereby a Participant’s Participating Interest is made subject to a Security Interest shall provide that, without limiting the remedies available pursuant to Article 12 hereof, in the event of a default by the encumbering Participant under the said agreement, any one or more of the other Participants shall have the right, but not the obligation, to make good the default and to take over the claim as against the defaulting Participant with all remedies contained in the said agreement or available at law. Each Participant shall also, before or concurrently with agreeing to make its Participating Interest subject to a Security Interest, notify the holder of said Security Interest of the other Participants’ rights hereunder and obtain the written acknowledgement from such holder that the other Participants may exercise those remedies available pursuant to Article 12 hereof against the defaulting Participant and may, upon payment of all but not part of the indebtedness relating to the Security Interest, take over the claim under the Security Interest as against the defaulting Participant with all resulting rights and remedies of the creditor.

(c)	De Beers may give and grant Security Interests on behalf of itself and all other Participants on all or any portion of the Property to secure the repayment of funds borrowed to finance the costs of Exploration Work and Development Work but only as permitted by Section 11.1(d). Such Security Interests shall constitute a paramount first, fixed and specific and/or floating charge on all or any portion of the Joint Venture Property and shall rank in priority to all other Security Interests on the Joint Venture Property theretofore or thereafter granted pursuant to this Section 3.4 or Section 12.5 hereof or otherwise, except with respect to the Security Interest in favour of De Beers to secure the obligations of MPV under Section 10.2(c).

(d)	Any Security Interest to be held by a third party holder shall be made subject to the rights of De Beers and of the other Participants under this Agreement. The Participant granting the Security Interest shall provide the other Participants with the written agreement of the holder of such Security Interest that it agrees to the rights of the other Participants under this Agreement including this Section 3.4 and it shall be a term of any Security Interest that the holder of it agrees to hold and deal with such Security Interest and the security constituted thereby subject to the rights of the other Participants under this Agreement as fully as if such holder were a Participant and a party to this Agreement.

3.5	Obligations of the Participants

In order to facilitate the proper and timely exploration, development and operation of the Property, each of the parties hereto covenants and agrees as follows:

(a)	except as specifically provided for in Article 11 hereof, all Joint Venture Expenses shall be borne by the Participants pro rata according to their respective Participating Interests at the time of the earlier of the Joint Venture Expense is incurred or the Cash Call is made, as the case may be, (herein called the “Cost Share”) and each Participant shall pay its Cost Share in accordance with the Accounting and Financial Procedures;

(b)	MPV acknowledges and agrees that De Beers has paid all Joint Venture Expenses, on its own behalf and on behalf of MPV, from January 1, 2009 up to and including the date of this Agreement. MPV shall reimburse De Beers the amount of $200,000 (such amount together with all accrued and unpaid interest thereon, the “Funded Expenses”) in settlement of the amount of Joint Venture Expenses paid by De Beers on behalf of MPV from January 1, 2009 up to and including the date of this Agreement (the “Funded Period”) in the time and manner provided in Section 11.3. Additional amounts beyond the Grossed-Up Funded Expenses incurred during the Funded Period do not form part of the Joint Venture Expenses;

(c)	to perform its obligations pursuant to this Agreement and to comply with all applicable laws and regulations of Canada insofar as same apply to the Joint Venture;

(d)	to use its best efforts to cause the Operator to perform its obligations pursuant to this Agreement and all other related agreements, including obligations under any surface leases, mineral leases, mineral claims, claim blocks and permits necessary for the exploration and development of the Property, to the extent that the failure to perform such obligations affects or may affect the rights or obligations of any of the parties to this Agreement;

(e)	to pay and cause to be paid all applicable royalties and other valid taxes, levies and other amounts properly payable by it and arising in whole or in part out of the participation by such party in this Joint Venture;

(f)	to refrain from holding out itself or any of its representatives as representing the Joint Venture, except as the Operator or the Chairman of the Management Committee as may be specifically authorized by this Agreement, and to act in respect of the Joint Venture only through its representatives participating in the Management Committee as contemplated by this Agreement;

(g)	to give prompt notice to the other parties and to the Management Committee of any Event of Default of which it becomes aware affecting it, any other party, the Operator or the Joint Venture and to act in good faith in respect of the conduct of the Joint Venture vis-à-vis the other parties; and

(h)	to work in good faith to evaluate the potential of the Joint Venture Property in a timely manner.

3.6	Releases

Effective immediately on the date of this Agreement, De Beers, as a Participant, hereby releases, remises and forever discharges MPV from any and all actions, causes of action, suits, claims, demands and proceedings whatsoever arising from or based upon any breach or alleged breach of any obligations or covenants by MPV under the 2002 Agreement prior to the date of this Agreement (other than a breach of any obligations or covenants relating to any obligation of MPV under the 2002 Agreement to contribute to costs, obligations and liabilities proportionately to its Participating Interest and the entitlement of De Beers, whether as Operator or as a Participant in the Joint Venture to the indemnities provided in the 2002 Agreement) that De Beers, as a Participant, ever had, now has or hereafter can, shall or may have against MPV up to and including the date of this Agreement in connection with a breach or alleged breach of the 2002 Agreement by MPV, and De Beers, as a Participant, is aware of or reasonably ought to be aware of.

Effective immediately on the date of this Agreement, MPV Group, as Participant, hereby releases, remises and forever discharges De Beers from any and all actions, causes of action, suits, claims (including without limitation any claims arising from or in connection with any audit undertaken by or on behalf of MPV Group), demands and proceedings whatsoever arising from or based upon any breach or alleged breach of any obligations or covenants by De Beers under the 2002 Agreement (other than a breach of any obligations or covenants relating to any obligation of De Beers under the 2002 Agreement to contribute to costs, obligations and liabilities proportionately to its Participating Interest) that MPV Group, as a Participant, ever had, now has or hereafter can, shall or may have against De Beers up to and including the up to and including the date of this Agreement in connection with a breach or alleged breach of the 2002 Agreement by De Beers, that MPV Group, as Participant, is aware of or reasonably ought to be aware of.

ARTICLE 4
MANAGEMENT AND OPERATIONS OF THE JOINT VENTURE

4.1	Management Committee and Procedures

The business and affairs of the Joint Venture shall be under the management, direction and control of the Management Committee and the following provisions shall apply:

(a)	Subject to Section 4.1(n), the Management Committee shall consist of two representatives of each Participant and a maximum of two designated alternates for each such representative. The representatives, and in the absence of a representative, one of his alternates, shall be entitled to be present at the Management Committee meetings. Each such Participant shall have unrestricted discretion in the appointment of such representatives and alternates, whose names shall be furnished to the other Participant within 30 days from the date of execution of this Agreement and who shall continue to serve unless replaced by written notice to the other Participants. The Management Committee shall designate its Chairman by majority vote (the “Chairman”).

(b)	Meetings of the Management Committee shall be held in Toronto, Ontario, Vancouver, British Columbia or Yellowknife, Northwest Territories unless the Management Committee determines otherwise. Each Participant shall bear the cost of its representatives, alternates and advisors, if any, attending Management Committee meetings. If a Management Committee meeting is held at a location other than where the Operator has its principal business offices, any costs associated with the Operator and its representatives and advisers attending such meeting shall be charged to the Joint Account, provided that if the Operator is a Participant, the costs charged to the Joint Account shall not include those costs that, as a Participant, it would have had to incur in attending such meeting if it were not the Operator. The Management Committee shall meet not less than quarterly in each calendar year, at such times as may be determined by the Chairman of the Management Committee. Meetings of the Management Committee may be called by the Chairman or by a representative of any Participant, in either case by written notice to each Participant. Unless longer notice is required by the provisions hereof, not less than 30 days’ notice shall be given of each meeting of the Management Committee;

A meeting of the Management Committee may be held in person or by means of such telephone, electronic or other communication facilities as permit all Persons participating in the meeting to communicate with each other simultaneously and instantaneously and a Person participating in such a meeting by such means shall be deemed to be present at the meeting;

(c)	A quorum of the Management Committee shall consist of a representative (or alternate) of each Participant provided such Participant is not in default for the purposes of Section 12.6(a) hereof. Other than with respect to the transaction of Special Business, if a quorum is not present at a meeting, it shall be adjourned on notice to all Participants to a date not earlier than 10 days thereafter, as selected by the Chairman, and those present at such adjourned meeting shall constitute a quorum for the transaction of business other than the transaction of Special Business.

(d)	With respect to the transaction of Special Business, if a quorum is not present at a meeting, it shall be adjourned on notice to all Participants to a date not earlier than 5 days thereafter, as selected by the Chairman (the “1st Adjourned Meeting”). If a quorum is not present at a 1st Adjourned Meeting, it shall be adjourned on notice to all Participants to a date not earlier than 10 days thereafter, as selected by the Chairman (the “2nd Adjourned Meeting”). If a quorum is not present at a 2nd Adjourned Meeting, it shall be adjourned on notice to all Participants to a date not earlier than 5 days thereafter, as selected by the Chairman, and those present at such adjourned meeting shall constitute a quorum for the transaction of Special Business;

(e)	Unless otherwise provided in this Agreement, any decision or action by the Management Committee shall be by majority vote at a duly called and constituted meeting. Voting on the Management Committee shall be proportional to each Participant’s Participating Interest such that the representatives of each Participant will have in the aggregate that number of votes equal to such Participant’s Participating Interest (rounded to the nearest whole number). Business (other than Special Business) that is proposed shall be defeated if it does not receive the required majority vote. If the Participants have an equal percentage of Participating Interests and as a result a majority vote is not mathematically possible unless there is unanimous approval and if the business subject to a majority vote in such circumstance relates to a Plan and Budget and such Plan and Budget is defeated, the Management Committee shall, except as otherwise provided in this Agreement, be deemed to have unanimously re-approved the previously approved Plan and Budget except that, at the one time election of any Participant, the previously approved costs in such existing Plan and Budget that have not yet been incurred or paid shall be deemed to have increased by 5% for the following year;

(f)	Any decision or action by the Management Committee with respect to Special Business shall be subject to Unanimous Approval at a duly called and constituted meeting. Special Business that is proposed shall be defeated if it does not receive Unanimous Approval. Except as otherwise provided in this Agreement, if a resolution with respect to a Plan and Budget that is Special Business is defeated, the Management Committee shall be deemed to have unanimously re-approved the previously approved Plan and Budget except that the previously approved costs in such existing Plan and Budget that have not yet been incurred or paid shall, at the one time election of any Participant, be deemed to have increased by an amount, not to exceed 10% for the following year, as approved by a majority vote of the Management Committee at a duly called and constituted meeting (it is acknowledged and agreed that each Participant may only exercise its rights under (e) and (f) above to elect only once during the term of this Agreement (for example if the Participant exercise its rights under (e), the Participant has no further right to exercise its rights under (e) or (f) during the term of this Agreement);

(g)	An agenda of items to be discussed at each meeting shall be provided to the Chairman who shall distribute a final agenda and supporting material to each Participant entitled to representation at the meeting, at least 14 days prior to the date of each meeting. All such Participants shall have the right to place items on the agenda by notifying the Chairman in a timely fashion. No decision shall be reached by the Management Committee at any meeting unless the item to be decided has been included in the agenda of that meeting except where the Participants otherwise unanimously agree;

(h)	The Chairman shall be responsible for coordinating all activities of the Management Committee, but he shall always be subject to the direction of the Management Committee. It shall be the responsibility of the Chairman to act as liaison between the Operator and the Management Committee and to advise the Operator of the instructions of the Management Committee;

(i)	If the Chairman cannot attend a meeting, the representatives of the Participants at such meeting shall select a person to act as chairman at such meeting but only at such meeting.

(j)	No activities or other action shall be commenced, undertaken or altered by the Operator or any Participant unless the Management Committee, in its sole discretion, has approved the activity or action pursuant to this Agreement;

(k)	The Management Committee may conduct business without holding a meeting, provided:

(i)	the decision made by the Management Committee is unanimous; and

(ii)	the Chairman of the Management Committee receives by letter or Electronic Transmission approval of the decision from a representative of each Participant.

(l)	Minutes of each Management Committee meeting shall be prepared by the Chairman with copies to be made available to each Participant entitled to representation at the meeting within a period of 14 days after the meeting. Each such Participant shall notify all other Participants of its approval or disapproval thereof in writing within 21 days of receipt of the same, failing which it shall be deemed to have approved the minutes;

(m)	The Management Committee may make additional rules for the conduct of its business which are not inconsistent with this Agreement;

(n)	Only those Participants having a Participating Interest of at least 10% shall be entitled to appoint representatives to the Management Committee and to receive notice of and be present at Management Committee meetings. Each such Participant may invite a reasonable number of technical and other advisers who must (i) be technical consultants previously contracted by the Operator or a Participant and such technical consultants must, prior to such meeting, have executed a confidentiality agreement in form and substance satisfactory to the Management Committee, acting reasonably, or (ii) be officers, directors, bona fide employees or legal counsel of the Participant, to assist at meetings of the Management Committee, but such consultants and advisers shall have no right to vote at such meetings. The provisions of Article 16 hereof shall apply with respect to any confidential information disclosed to such technical consultants and advisers;

(o)	If a Participant does not own a Participating Interest of at least 40%, the provisions of this Agreement with respect to Special Business and Unanimous Approval shall not be applicable and for greater certainty, (i) any decision or action by the Management Committee (including with respect to those matters listed under the definition of Special Business) shall be by majority vote at a duly called and constituted meeting; (ii) voting on the Management Committee shall be proportional to each Participant’s Participating Interest such that the representatives of each Participant will have in the aggregate that number of votes equal to such Participant’s Participating Interest (rounded to the nearest whole number); and (iii) the Chairman shall have an additional or casting vote on all matters in the case of an equality of votes;

(p)	Decisions of the Management Committee shall be final when made in compliance with the terms of this Agreement and the parties shall be bound and hereby covenant and agree to be bound by such decisions;

(q)	All Votes of the Management Committee shall be taken by a show of hands or orally unless any Participant requests confirmation of the Management Committee Vote by ballot and in such event the said vote shall be by ballot; and

(r)	If a matter that is Special Business relates to clause (viii) of the definition of Special Business, the representatives of each Participant on the Management Committee may not unreasonably delay or withhold their consent or approval.

4.2	Duties of the Management Committee

The Management Committee shall be responsible for directing the business and affairs of the Joint Venture in accordance with the provisions of this Agreement, and without limiting the generality of the foregoing, the Management Committee shall perform this duty by:

(a)	reviewing any Plan and Budget submitted by the Operator in accordance with the provisions of this Agreement;

(b)	receiving and discussing any reports of the Operator;

(c)	reviewing the progress made in respect of Exploration Work, Development Work and Production and, if considered necessary by the Management Committee, instructing or directing the Operator as to the steps which the Operator should take to carry out the activities related thereto;

(d)	instructing or directing the Operator in any matter relating to the conduct of the Joint Venture; and

(e)	promptly considering any request by the Operator which, by the terms of this Agreement, must be referred to the Management Committee for decision prior to implementation.

ARTICLE 5
OPERATOR

5.1	Appointment of Operator

The Operator shall have the powers, rights and obligations conferred upon it by this Agreement. The Operator or its Affiliates are not required to have a Participating Interest. It is agreed between the parties hereto that, subject to this Article 5, the initial Operator shall be De Beers.

5.2	Resignation of Operator

The Operator may, by notice in writing to all non-Operator parties, resign at any time and in any case shall be bound to resign if the Operator is also a Participant and the Participants agree that the Operator is in material breach of any agreement to which the Operator is a party which incorporates the milestones, duties and responsibilities to be determined pursuant to Section 5.3 of this Agreement (such agreement the “5.3 Agreement”) and such material breach has not been remedied within 30 days of written notice to the Operator of such breach. Subject to Section 5.5 hereof, an Operator that resigns shall not be released from its obligations hereunder for a period of 180 days after its resignation unless a successor Operator shall have been appointed and shall have arranged to take over as Operator prior to the expiration of such period. The successor Operator shall be chosen by the Management Committee within such 180 day period and shall assume the duties and obligations of the Operator forthwith upon the expiration of the aforesaid 180 day period or at such earlier time as specified by the Management Committee. If the Participants cannot agree that the Operator is in material breach of the 5.3 Agreement, the Participant alleging such breach (the “Moving Party”) shall refer the matter to dispute resolution pursuant to Article 15 and if such process does not resolve the dispute, the Moving Party is entitled to apply to court to seek a declaration that the Operator is in material breach of the 5.3 Agreement. If the Moving Party is successful in obtaining an order that the Operator is in material breach of the 5.3 Agreement, the Participants that did not consider the Operator in material breach (the “Non-Moving Party”) shall be solely responsible for the payment of the reasonable and documented legal expenses of (i) the Moving Party in obtaining such order and (ii) the Operator in defending such order. If the Moving Party is not successful in obtaining an order that the Operator is in material breach of the 5.3 Agreement, the Moving Party shall be solely responsible for its expenses in connection therewith and for the payment of the reasonable and documented legal expenses of (i) the Non-Moving Party in defending such order and (ii) the Operator in defending such order.

No such expenses incurred by the Moving or Non-Moving Party shall be considered Joint Venture Expenses.

5.3	Milestones for Operator

From and after the date the Management Committee approves the commencement of the necessary work for the development and construction of a First Mine on the Property in accordance with this Agreement, the Management Committee shall determine the milestones, duties and responsibilities of the Operator for such work and, if applicable, Production. Such milestones, duties and responsibilities shall be consistent with good Canadian mining practice.

5.4	Replacement of Operator

The Operator may be removed and replaced in the following circumstances:

(a)	at the end of any Operating Year, upon a majority vote of the Management Committee, of which at least 90 days written notice is given to the Operator prior to the end of the applicable Operating Year;

(b)	upon the occurrence of any of the following events:

(i)	the Operator fails in a material respect to perform its duties, responsibilities and obligations in accordance with this Agreement or in accordance with any agreement to which the Operator is a party which incorporates the milestones, duties and responsibilities to be determined pursuant to Section 5.3 of this Agreement, or the direction of the Management Committee or performs such duties and obligations in a manner which is contrary in a material respect to good Canadian mining practice; but only if the Operator fails, within 20 days of receipt of the notice of such event, to commence to remedy and diligently to continue to remedy such event on a timely basis;

(ii)	an attachment or seizure not related to the business of the Joint Venture but which is due to the negligent act or omission of the Operator is made on or of the Joint Venture Property;

(iii)	the Operator institutes voluntary liquidation, dissolution or winding-up proceedings or takes any voluntary proceeding pursuant to any statute relating to bankruptcy, insolvency or reorganization of debts to be adjudicated bankrupt or for any other relief, or makes an assignment for the benefit of creditors, or if a receiver, manager, receiver and manager, trustee or liquidator or any other Person with similar powers is appointed with respect to any material part of the Operator’s property, or if a court of competent jurisdiction adjudges the Operator to be bankrupt or makes an order requiring the liquidation, dissolution or winding up of the Operator, or if the corporate existence of the Operator is otherwise terminated; or

(iv)	if the Operator is also a Participant, it defaults in the performance of any of its obligations as a Participant under this Agreement; but only if the Operator fails, within 20 days of receipt of the notice of such event, to commence to remedy and diligently to continue to remedy such event on a timely basis; and

In any such case the Management Committee shall meet to consider removal of the Operator and the appointment of another Participant or non-Participant as Operator, provided that any decision to remove the Operator and the selection of the successor Operator shall require a majority vote of the Management Committee. The Operator being replaced may not be returned as Operator for a period of 4 years following the removal except by a 75% or greater vote of the Management Committee.

5.5	Prior Obligations

Nothing herein shall relieve an Operator which has resigned pursuant to Section 5.2 or been replaced pursuant to Section 5.4 from paying and being responsible for its debts and obligations incurred prior to the effective date of resignation or termination, as the case may be. Such Operator shall promptly deliver to the succeeding Operator and to the Participants a report in respect of the work carried out by it on the Property up to the date of its resignation or replacement and copies of all maps, reports, surveys, drilling results and all the raw geological, geophysical and assay data resulting from such work and will file such work on the Property for assessment purposes.

5.6	Transfer of Property

(a)	Upon ceasing to be Operator, the Operator shall forthwith transfer its title to all Joint Venture Property to its successor or to any Participant nominated for such purpose by the Management Committee and deliver custody of all books and records relating to the Joint Venture. The former Operator shall use all reasonable commercial efforts to transfer to its successor, effective as of the date of the former Operator’s resignation or removal, its rights and subject to Section 5.5, its obligations as Operator under all contracts exclusively relating to the Joint Venture operations and pending such transfer, the former Operator shall hold such rights from the date of resignation or removal for the account and to the order of the new Operator;

(b)	As soon as practicable after the effective date of resignation or removal of an Operator, the Participants shall audit the Joint Account and conduct an inventory of all Joint Venture Property. All costs and expenses incurred in connection with such audit and inventory shall be considered Joint Venture Expenses.

ARTICLE 6
RESPONSIBILITIES AND INDEMNIFICATION OF THE OPERATOR

6.1	Responsibilities of the Operator

Subject always to the control of the Management Committee and, unless otherwise provided herein, the Operator shall carry out all activities in connection with Exploration Work, Development Work and Production and, without restricting the generality of the foregoing, shall:

(a)	submit to the Management Committee at least eight weeks prior to its proposed implementation in each Operating Year, and at any other time as requested by the Management Committee, a new or updated Plan and Budget for Exploration Work, Development Work or Production, as the case may be, outlining its proposed activities for the initiation, continuation or completion, as the case may be, of Exploration Work, Development Work or Production, as the case may be, during the said Operating Year. A Plan and Budget for Exploration Work or Development Work may relate to work to be carried out over several Operating Years;

(b)	within 30 days after the end of each quarter during each Operating Year, provide statements to the Management Committee for the completed portion of said Operating Year setting out:

(i)	all activities undertaken in connection with Exploration Work, Development Work or Production, as the case may be, together with a summary of the technical results;

(ii)	actual costs to date and forecasted costs for the balance of the Operating Year or other period, as compared with the prior forecast and budget of costs; and

(iii)	details of the work proposed for the remainder of the Operating Year, or in the case of the statement delivered on completion of each Operating Year, for the following Operating Year, and within 7 days of receipt provide the Management Committee with current reports and information on material results obtained;

(c)	commencing with the Beginning of Commercial Production and at least 90 days prior to the beginning of each semi-annual period thereafter (January 1 through June 30 and July 1 through December 31 of each Operating Year), estimate the probable quantity of diamonds per month which can be produced during the said period in accordance with good Canadian mining practice and which can be available for the Participants, and notify the Management Committee as to such estimates;

(d)	conduct all operations in accordance with good Canadian mining practice under the laws of the Northwest Territories;

(e)	determine the number of employees and their terms of employment and hire, direct and, in its discretion, discharge any or all such employees, each of whom shall be employed by the Operator and be subject to its control and direction;

(f)	purchase or otherwise provide all necessary materials and supplies;

(g)	purchase, lease or otherwise provide all necessary machinery and equipment which may be acquired or leased from any Participant provided that the price and terms are competitive;

(h)	comply, and require compliance of others doing work on Joint Venture Property, with the requirements of federal, territorial and local laws relating to employer’s liability insurance, workers’ compensation, social insurance, unemployment, fair employment, pay equity, the environment and other applicable laws with respect to any work or operation conducted under this Agreement;

(i)	take all proper and reasonable steps for the protection of rights of surface owners against damage occasioned by operations to be conducted hereunder and pay such damages as may lawfully be determined as resulting from such operations;

(j)	facilitate the right of authorized employees and agents of each Participant to enter upon and into the Joint Venture Property at all reasonable times and on reasonable notice for the purpose of inspecting the Joint Venture Property and the work performed and to be performed under this Agreement and observing the conduct of operations and giving those Persons designated by the Participants access to all preliminary and final technical data relating to field work done on the Property. Each Participant shall have the right at all reasonable times and on reasonable notice to inspect, review and require the Operator to furnish, at the sole expense of the Participant concerned, copies of documents in the possession or control of the Operator, wherever the same may be located, relating to the Joint Venture. Each Participant shall have the right, upon reasonable notice given to the Operator, to authorize any Person designated by a lending institution to which the Participant is or expects to become indebted or by a potential purchaser of such Participant’s Participating Interest (provided such Person first executes and delivers to all Participants a written confidentiality undertaking approved by the members of the Management Committee not appointed by the relevant Participant, acting reasonably), to visit and inspect the Property and facilities, to examine the documents of the Operator relating to the Joint Venture and to discuss the Joint Venture and the affairs, finances and accounts thereof with the Operator or with its independent professional advisers. Any entry or access granted to any Participant or Person designated by any Participant pursuant to the foregoing provisions shall be at such Participant’s or Person’s sole expense and risk and must not unreasonably obstruct or interfere with operations being conducted by the Operator assisting a Participant pursuant to this Section 6.1(j). To the extent the Operator, acting reasonably, determines that the time, costs and expenses of the actions requested by the Participant to be undertaken by the Operator pursuant to this Section 6.1(j) are not material, such reasonable costs and expenses of the Operator shall be treated as a Joint Venture Expense, and in all other circumstances, shall be at the sole cost and expense of the Participant and shall be paid by such Participant to the Operator on demand. Except as specifically permitted herein, no expenses incurred by the Operator or otherwise paid by a Participant pursuant to this Section 6.1(j) shall be treated as a Joint Venture Expense. Notwithstanding the above, if the Participants mutually agree to pursue a financing with a leading institution, the expenses of the Participants and of the Operator in connection therewith shall be paid for by the Participants as a Joint Venture Expenses in proportion to their respective Participating Interests;

(k)	review all invoices for approval, pay all invoices which it approves and maintain in Canada records in accordance with generally accepted accounting principles;

(l)	except as may be permitted under this Agreement, keep the Joint Venture Property free of encumbrances arising from operations and proceed with all diligence to contest or discharge any encumbrance that is filed;

(m)	prosecute or defend all litigation arising out of operations hereunder, provided that any Participant may also join in the prosecution or defence of such litigation at its sole expense, and further provided that the Operator shall apprise each Participant hereto of such pending or actual litigation immediately upon receipt of relevant documentation or information pertaining to same;

(n)	pay, at the time and in the manner required by law, all federal, territorial or local taxes (other than any taxes on or referable to income) assessed or levied against Joint Venture Property or Joint Venture operations. Where taxes, in the opinion of the Management Committee, are wrongfully assessed or levied against Joint Venture Property or Joint Venture operations, the Operator shall protest the assessment or levy within the time limit and in the manner prescribed by law and shall pursue the protest to final determination;

(o)	obtain and maintain inclusive coverage insurance as is in accordance with good Canadian mining practice and designated by the Management Committee, in the name of the Operator with all other Participants named as additional insureds. The parties acknowledge that different stages of a project might require that different levels of insurance be maintained. The insurance shall include general public liability, bodily injury and property damage coverage and automobile public liability and property damage coverage. Insurance shall also be obtained to cover the full insurable value of physical assets when they are acquired, with loss to be payable to the Operator who shall have the obligation to distribute the proceeds in accordance with the Participating Interests of the Participants involved. The Operator shall request that the insurer provide a certificate of insurance to each Participant;

(p)	regularly consult with the Participants concerning the operations and keep the Participants currently advised of all important matters arising in connection therewith;

(q)	comply with applicable laws and all terms and conditions of title documents relating to the Property and implement and do all things necessary (including the implementation and carrying out of the minimum amount of representation work) to keep the Property in good standing and in full force and effect for the benefit of the Participants; provided that the Operator may allow to lapse and shall have no obligation to maintain in good standing any mining claims or prospecting permits comprised in the Property which the Management Committee has determined to abandon pursuant to Unanimous Approval or Section 14.1 hereof, as applicable; and

(r)	in order to facilitate the preparation by the Participants of all returns and reports to the Governments of Canada, the Northwest Territories and other applicable authorities, the Operator shall provide the Participants with the basic data required to permit the reporting of the required information to such public authorities.

6.2	Indemnification of Operator

(a)	Each Participant hereby agrees to indemnify and to hold the Operator harmless in proportion to its Participating Interest against any action brought or claim made against the Operator, its agents or employees and any loss, expense, damage or liability, including any Consequential Damages, suffered by one or more Persons resulting from any act or omission of the Operator, its agents or employees in conducting operations pursuant to this Agreement to the extent that the action, claim, loss, expense, damage or liability is not covered by insurance; excepting that the Operator, its agents or employees shall not be indemnified or held harmless by the Participants for any action, claim, loss, expense, damage or liability, to any third party resulting from the gross negligence of the Operator, its agents or employees unless such act or omission of the Operator, its agents or employees, is or has been done or omitted at the instruction, or with the concurrence of Participants holding not less than 75% of the Participating Interests.

(b)	The Operator shall not be liable to any Participant or other party for any action, claim, loss, expense, damage or liability except when resulting from the gross negligence or wilful misconduct of the Operator, its agents or employees. In no event shall the Operator be liable to any Participant or other party for Consequential Damages suffered by a Person.

6.3	Management Fees

(a)	The Operator will be able to claim a management fee as part of all charges, costs and expenses incurred in respect of Exploration Work, Development Work and/or Production by the Operator from and after the date hereof of 3% of all such expenses incurred. No management fee will be due to the Operator in relation to services provided to the Joint Venture by third party engineering or other firms in connection with the 2009 Feasibility Study, however, the Operator shall be entitled to charge the Joint Venture for any costs incurred by it in connection with any services provided by it to the Joint Venture or any such engineering or other firms, in each case, in connection with the 2009 Feasibility Study. From the Commencement of Commercial Production, such management fee in respect of Production will be renegotiated in good faith it being understood that except with respect to any participation by De Beers in the 2009 Feasibility Study, the Operator is neither to make a profit nor to suffer a loss in performing its duties.

(b)	All fees to which the Operator is entitled pursuant to Section 6.3(a) above shall be considered Joint Venture Expenses.

(c)	The Operator may contract for work to be done by any Person Associated or Affiliated with a Participant, provided such work is done at prices that are competitive in the marketplace.

ARTICLE 7
PARTICIPATING INTERESTS

7.1	Participating Interests and Adjustments

(a)	Subject to Section 7.2 hereunder,

(i)	the Participating Interest of De Beers and MPV in the Joint Venture as confirmed and continued under Section 3.1 hereof shall initially be as set forth in Section 3.3 hereof;

(ii)	a Participant’s Participating Interest shall be adjusted from time to time pursuant to the provisions of Sections 11.1(e), 11.2 and 12.6(b)(i) hereof.

It shall not be necessary for the Participants to execute and deliver transfers or assignments of their Participating Interests in order for the adjustments in Participating Interests contemplated by this Section 7.1 to be valid and effective.

(b)	Where the Participating Interest of a party is subject to adjustment pursuant to Section 7.1(a)(ii) hereof, it shall automatically be increased or decreased in accordance with the following formula:

Adjusted Participating

Interest of a Party = [(P.E. + C.E. ) / (T.P.E. + T.C.E.)] x 100

Where:

P.E. =	the Participant’s Participating Interest (before adjustment) x T.P.E.

C.E. =	the total amount of money contributed by the Participant with respect to the current Joint Venture Expenses

T.P.E. =	$120,000,000 plus the Grossed Up Funded Expenses and the total amount of all other money contributed by the Participants in respect of Joint Venture Expenses since January 1, 2009 excluding T.C.E.

T.C.E. =	the total amount of money contributed by all Participants with respect to the current Joint Venture Expenses

For the purposes of calculating any adjustments to be made under this Section 7.1(b) the Operator shall at the end of each calendar quarter calculate, in accordance with this Agreement, the current Joint Venture Expenses incurred and contributed in respect of such calendar quarter in accordance with this Agreement by the Participants. After such calculation has been made, the current Joint Venture Expenses for such calendar quarter shall for the purposes of the next following calendar quarter cease to be included as C.E. or T.C.E. and shall be included in T.P.E.

The term “current Joint Venture Expenses” means the Joint Venture Expenses contributed by a Participant, in accordance with this Agreement, for the calendar quarter’s operations in which the adjustment is being made. For purposes of calculating the adjustments required under this Section 7.1(b) only, Joint Venture Expenses paid by Participants in carrying out Development Work shall not include those Joint Venture Expenses in respect of Development Work for a First Mine on the Property the financing of which is arranged by any or all Participants, on behalf of the Joint Venture, by way of third party borrowings pursuant to Section 11.1(d) hereof;

(c)	No adjustment to any Participating Interest pursuant to the provisions hereof shall affect the validity of any vote taken by the parties on the basis of their Participating Interests prior to such adjustment. As soon as reasonably possible after the completion of each calendar quarter of each Operating Year the Operator shall provide the parties with a written statement specifying the Participating Interests of all of the parties and particulars regarding the determination of same in the event the Participating Interests have been adjusted in accordance with this provision in respect of such calendar quarter.

7.2	Conversion of Participating Interest

Anything in this Agreement to the contrary notwithstanding, if the Participating Interest of any Participant is reduced in accordance with the provisions of this Agreement to 5% or less then such Participating Interest shall automatically and without any further act by or on behalf of any of the parties, be converted into and become a 2.5% net profit royalty calculated in accordance with Schedule “C” hereto (the “Net Profit Royalty”) and the Participating Interest so converted shall be transferred to the remaining Participants proportionately to their respective Participating Interests. If a Participant assigns part of its Participating Interest in accordance with the terms of this Agreement to a third party, the percentage Participating Interest to which the Participant’s and the assignee’s Participating Interest must be diluted prior to its Participating Interest being converted to a Net Profit Royalty shall remain at 5% for each of them and the percentage of the Net Profit Royalty to which the assigning Participant’s or assignee’s Participating Interest will be converted shall be that derived by multiplying the percentage of the Net Profit Royalty to which the assigning Participant’s Participating Interest would have been converted prior to such assignment by the fraction, the numerator of which is the Participant’s Participating Interest immediately after the assignment and the denominator of which is the assigning Participant’s Participating Interest immediately prior to such assignment, and such shall be applied in like fashion for any additional assignments.

The Net Profit Royalty will be calculated and payable semi-annually in arrears within 90 days of the end of the period and will be audited annually by the Operator within four months of the year end with any adjustments revealed by such audit being made promptly. No such conversion into a Net Profit Royalty shall relieve the Participant whose Participating Interest is subject to such conversion of any of its obligations or liabilities which are undischarged at the time of such conversion unless all Participants so agree in writing.

Any time within the first five years after the Net Profit Royalty comes into existence, one or more Participants may elect by notice in writing to the holder of such royalty not later than 90 days prior to the end of any calendar year to purchase, proportionately according to their Participating Interests or otherwise as they may agree, the Net Profit Royalty as of January 1 of the next following calendar year for an amount equal to the aggregate Net Profit Royalty projected to be payable over the next following five years commencing on such January 1. Upon the giving of such notice, the holder of the Net Profit Royalty shall be obligated to sell and the Participants making the election shall be obligated to purchase the Net Profit Royalty for such purchase price. The purchasing Participants and the Net Profit Royalty holder shall meet in good faith with a view to reaching agreement on such purchase price and if they are unable to reach such agreement within 60 days any one of them may refer the matter to settlement in accordance with Article 15 hereof.

The Net Profit Royalty shall be non-assignable for the first five years after it comes into existence and if one or more Participants does not so elect to purchase the Net Profit Royalty within such five years as aforesaid, the Net Profit Royalty shall thereafter become assignable by the holder but only in whole and not in part.

For greater certainty, the Participating Interest held by MPV, as Trustee, on behalf of itself and CV shall be treated as a single Participating Interest and should that Participating Interest be converted to a 2.5% Net Profit Royalty, such royalty shall be held by MPV, as Trustee, on behalf of itself and CV.

ARTICLE 8
EXPLORATION WORK

8.1	Exploration Work

(a)	The parties acknowledge that the Joint Venture has spent at least three million dollars ($3,000,000) as Joint Venture Expenses on Exploration Work on the Property, during the period commencing March 8, 2000 and ending on December 31, 2001;

(b)	The Management Committee shall determine the nature and extent of all Exploration Work to be carried out on the Property;

(c)	Where the Management Committee approves the execution of Exploration Work on the Property, the Chairman of the Management Committee shall inform the Operator of the Management Committee’s decision and the Operator shall, pursuant to Section 6.1(a) hereof, submit a Plan and Budget in respect of the Exploration Work to the Management Committee outlining its proposed activities and expenditures. Thereafter, a Management Committee meeting shall be called on not less than 14 days notice to consider the Plan and Budget of the Operator and any submissions from the Participants. Details of the Plan and Budget shall be sent with the notice calling the meeting. If the said Plan and Budget is approved by the Management Committee, Exploration Work shall be forthwith commenced on the Property as a Joint Venture Expense. The Management Committee shall have the right to amend the said Plan and Budget from time to time.

ARTICLE 9
DEVELOPMENT WORK

9.1	Review of First Desk Top Study

The Participants acknowledge and agree that the First Desk Top Study published in 2003, which was updated and reviewed by the Management Committee in 2005, 2006 and 2008, did not, as updated and reviewed, conclude that there was a reasonable probability that a First Mine can be constructed and operated on the Property which will achieve at least a Fifteen Percent IRR.

9.2	Feasibility Study and Development Work

(a)	As soon as practicable after the date first written above the Management Committee shall commission a Feasibility Study for the development of a First Mine on the Property (the “2009 Feasibility Study”). The Feasibility Study shall be prepared in compliance with National Instrument 43-101 or any successor instrument thereto by utilizing the services of JDS Energy and Mining Inc. The Operator shall appoint a project manager, which may include the Operator or any Affiliate of the Operator, to oversee the 2009 Feasibility Study. To the extent De Beers, whether as Operator or Participant, is required to assist in the preparation of such 2009 Feasibility Study, such participation shall be on commercial terms and conditions satisfactory to De Beers and MPV. It is hereby acknowledged and agreed that in no event shall De Beers be required to expertise or be otherwise responsible or liable for, in whole or in part, such 2009 Feasibility Study.

(b)	JDS Energy and Mining Inc. shall submit a plan and budget in respect of the 2009 Feasibility Study to the Management Committee outlining the proposed activities and expenditures. Thereafter a Management Committee meeting shall be called on not less than 14 days notice to consider such plan and budget and any submissions from the Participants. Details of such plan and budget shall be sent with the notice calling the meeting. If the said plan and budget are approved by the Management Committee, it being understood that it is anticipated that the cost of the 2009 Feasibility Study shall not exceed $10 million, the 2009 Feasibility Study shall, subject to MPV complying with Section 9.5 hereof with respect to the sum of $10 million and its pro rata portion of any costs of the 2009 Feasibility Study in excess of $10 million, be commenced on the Property as a Joint Venture Expense. The Management Committee shall have the right to amend the said plan and budget from time to time.

(c)	Notwithstanding that the 2009 Feasibility Study shall be Joint Venture Property and be treated as a Joint Venture Expense, MPV shall, in addition to paying its pro-rata share of the Joint Venture Expenses related to the 2009 Feasibility Study, be responsible for and shall pay on behalf of De Beers, De Beers’ pro-rata share of the Joint Venture Expenses related to the 2009 Feasibility Study, up to a maximum of $5.1 million (being 51% of $10 million). Any such amounts to be paid by MPV on behalf of De Beers with respect to the 2009 Feasibility Study shall be deemed for all purposes in this Agreement to be a Joint Venture Expense contributed and actually paid by De Beers and for greater certainty De Beers Participating Interest shall not be adjusted downward, nor shall MPV’s Participating Interest be adjusted upward, as a result of such payments by MPV.

(d)	If the costs of the 2009 Feasibility Study exceed, or in the opinion of a Participant, acting reasonably, are reasonably likely to exceed, $10 million, a Management Committee meeting shall be called on not less than 7 days notice to consider a Plan and Budget in respect of the 2009 Feasibility Study and any submissions from the Participants. Details of the Plan and Budget shall be sent with the notice calling the meeting. If the said Plan and Budget are approved by the Management Committee the Joint Venture shall continue with the 2009 Feasibility Study. Any costs related to the 2009 Feasibility Study in excess of $10 million shall be paid by the Participants pro rata to their respective Participating Interest and shall be treated as Joint Venture Expenses. If the said Plan and Budget are not approved by the Management Committee all work in relation to the 2009 Feasibility Study shall immediately cease and thereafter the Management Committee shall determine what actions should be taken with respect to the Property.

(e)	Under no circumstances shall De Beers, whether as Operator or Participant, be required to pay any costs or expenses relating to the 2009 Feasibility Study to any Persons engaged in connection with the 2009 Feasibility Study (collectively “Hired Persons”). The Operator and MPV shall contract directly with, however, MPV shall solely be responsible for, obligated to and be invoiced directly by the Hired Persons and MPV, shall make payment to the Hired Persons on the dates payments are due to such persons and neither De Beers, whether as Participant or Operator, nor the Joint Venture shall be obligated to or be invoiced by any Hired Person in relation to the 2009 Feasibility Study or otherwise and such Hired Persons shall have no recourse or claim, whatsoever against the Joint Venture, the Joint Venture Property or De Beers, whether as Participant or as Operator. Any Agreement with the Hired Persons shall provide that if MPV fails to pay to the Hired Persons the costs and expenses related to the 2009 Feasibility Study when such amounts become due and payable, De Beers may terminate, or may cause the Operator to terminate, in each case without prior written notice and without consultation with MPV, such agreements and the Hired Persons recourse for unpaid costs and expenses shall be solely against MPV. In such event all work in relation to the 2009 Feasibility Study shall immediately cease and thereafter the Management Committee shall determine what actions should be taken with respect to the Property. De Beers shall not agree to exercise any such rights to terminate without giving at least ten (10) days prior notice in writing to MPV describing the default which is claimed and the proposed termination. MPV shall have ten (10) days to advise De Beers as to whether MPV intends to cure such default and the manner it which it proposes to cure such default. MPV shall have twenty (20) days from the date it receives the notice from De Beers of the default claimed and the proposed termination, to cure such default. If such default is cured to the satisfaction of De Beers, acting reasonably, during such twenty (20) day period De Beers may not exercise its rights of termination in respect of such default. De Beers, acting reasonably, shall not exercise its right of termination in respect of a default where both the dollar amount at issue is immaterial in relation to the scope of work of the 2009 Feasibility Study and the delay or failure to pay relates to what De Beers determines, acting reasonably, to be a bona fide claim by MPV against the Hired Person in relation to such work.

(f)	Any amounts actually paid by MPV on account of De Beers’ pro-rata share of the Joint Venture Expenses related to the 2009 Feasibility Study shall reduce the amount of the MPV Expenses by a corresponding amount, up to a maximum of $5.1 million.

(g)	Upon completion of the 2009 Feasibility Study, copies of it shall be given to the Participants and to the Management Committee. The Management Committee shall meet not less than 30 and no more than 90 days following receipt of the 2009 Feasibility Study. The Management Committee shall decide whether the 2009 Feasibility Study requires revision or clarification and upon satisfactory completion of such revisions or clarifications, if any, it shall be approved by the Management Committee. The Management Committee shall then consider the findings and recommendations of the 2009 Feasibility Study as it may have been revised.

(h)	If the Management Committee determines that the 2009 Feasibility Study does not conclude that a First Mine can be constructed and operated on the Property which will achieve at least a Fifteen Percent IRR, then such determination is final and binding on the Participants and the Management Committee shall give notice of such determination to the parties. Thereafter the Management Committee shall determine what actions should be taken with respect to the Property.

(i)	If the Management Committee determines that the 2009 Feasibility Study concludes that a First Mine can be constructed and operated on the Property which will achieve at least a Fifteen Percent IRR, then the Participants shall cause the Management Committee to approve the execution of the necessary Development Work for such a First Mine.

(j)	If the Management Committee approves the execution of the necessary Development Work for such a First Mine under Section 9.2(i) hereof or Section 9.2(h), as applicable, the Management Committee shall notify the Operator and the Operator shall, pursuant to Section 6.1(a) hereof, submit a Plan and Budget in respect of the Development Work to the Management Committee outlining its proposed activities and expenditures. Thereafter a Management Committee meeting shall be called on not less than 30 and no more than 90 days notice to consider the Plan and Budget of the Operator and any submissions from the Participants. A copy of the Plan and Budget shall be sent with the notice calling the meeting. The Management Committee shall settle such Plan and Budget and the Development Work shall be commenced on the Property as soon as reasonably possible.

9.3	Subsequent Feasibility Studies and Development Work

(a)	Except for the 2009 Feasibility Study and any Development Work and Production resulting therefrom, the Management Committee shall determine the commissioning and timing of any Development Work and Production on the Property and the provisions of this Section 9.3 shall apply.

(b)	If the results of Exploration Work conducted on any portion of the Property are such that in the Operator’s judgment Development Work ought to be considered, then the Operator may present to the Management Committee a proposal for such Development Work. A meeting of the Management Committee shall be called to consider the proposal on not less than 30 days notice after receipt of such proposal. Details of the proposal shall be sent with the notice calling the meeting.

(c)	The findings and recommendations contained in any Desk Top Study, Pre-Feasibility Study or Feasibility Study (other than the 2009 Feasibility Study) shall be considered by the Management Committee at a meeting to be held not less than 30 nor more than 90 days following receipt by the Participants of the completed study. The Management Committee shall decide whether the study requires revision or clarification and upon satisfactory completion of all such revisions or clarifications, if any, the study shall be approved by the Management Committee. The Management Committee shall consider the findings and recommendations of such study or revised study and decide whether Development Work should be commenced in respect of the Property.

(d)	If the Management Committee approves the commencement of Development Work in respect of the Property, the Chairman of the Management Committee shall inform the Operator of the Management Committee’s decision and the Operator shall, pursuant to Section 6.1(a) hereof, submit a Plan and Budget in respect of the Development Work to the Management Committee outlining its proposed activities and expenditures. Thereafter, a Management Committee meeting shall be called on not less than 30 nor more than 90 days notice to consider the Plan and Budget of the Operator and any submissions from the Participants. A copy of the Plan and Budget shall be sent with the notice calling the meeting. The Management Committee shall settle such Plan and Budget and the Development Work shall be commenced on the Property as soon as reasonably possible.

9.4	Mining Lease

When the mining claims comprising the Property reach their tenth anniversary date, the Participants, as undivided co owners, shall cooperate and take all necessary steps to obtain a mining lease of the Property or relevant portion thereof determined by the Management Committee, which mining lease will be held by the Operator in trust for the Participants as their respective interests may, from time to time, appear.

9.5	Security for Obligations

Prior to commencing any Exploration Work, Development Work or Production, the Management Committee may require any Participant who is obliged to contribute to the Joint Venture Expenses to be incurred in respect thereof to provide satisfactory evidence of its ability to fund such contribution, which evidence may be in the form of a letter of credit issued by a Canadian chartered bank in an amount not less than 110% of the Participant’s estimated Cost Share of the Plan and Budget for such Exploration Work or Development Work and having a term of not less than the expected duration of the Plan and Budget plus 90 days.

9.6	Environmental Responsibility

De Beers shall have no responsibility or liability for any environmental pollution on or damage to the Property existing as at March 6, 1997 and prior thereto and the MPV Group hereby agrees to indemnify and save De Beers fully harmless from any obligation or liability arising from such environmental pollution or damage to the Property. Any repair of environmental damage or pollution caused after March 6, 1997 shall be treated as a Joint Venture Expense and borne by the Participants pursuant to their obligations under this Agreement to pay Joint Venture Expenses.

9.7	Inukshuk Capital Ltd. and Canamera Geological Ltd.

The MPV Group acknowledges that it has settled its outstanding differences with Inukshuk Capital Ltd. (“Inukshuk”) and Canamera Geological Ltd. (“Canamera”) and agrees that it will indemnify and save De Beers harmless from any claim that may be made by Canamera or Inukshuk or by any party through Canamera or Inukshuk arising out of any contractual relationship between Canamera or Inukshuk and 444965 B.C. Ltd., Glenmore Highlands Inc., or a member of the MPV Group, prior to the date hereof.

ARTICLE 10
PRODUCTION

10.1	Annual Plans and Budgets

The Operator shall, commencing with the Commencement of Commercial Production, submit to the Management Committee annual Plans and Budgets respecting activities required to continue with or complete, as the case may be, Production. A Management Committee meeting shall be called not less than 14 nor more than 60 days after receipt by the Participants of copies of such Plans and Budgets to consider the submissions from the Operator and any submissions from the Participants and to approve such annual Plans and Budgets. All expenses incurred for or on account of such Plans and Budgets shall be Joint Venture Expenses.

10.2	Disposal of Minerals

All Mineral Products produced from any Mine on the Property by the Joint Venture will be taken by the Participants in proportion to their respective Participation Interests in the Joint Venture subject to the following:

(a)	all diamonds recovered from the Property up to the Commencement of Commercial Production will remain in the possession of the Operator in trust for the benefit of the Participants in accordance with the terms of this Agreement pending ultimate disposition of such diamonds by the Operator in accordance with instructions received from the Management Committee or as further provided for below. Prior to such disposition and while in the Operator’s possession, such diamonds may be examined by the Participants under conditions reasonably imposed by the Operator which will insure preservation of the security for identification and integrity of the diamonds. Upon Commencement of Commercial Production any such diamonds in the Operator’s possession shall, subject as hereinafter provided, be separated according to size and weight, divided proportionately among the Participants according to their respective Participation Interests at the time such diamonds were recovered and delivered to the Participants at the Property.

(b)	All diamonds recovered from the Property, will, subject as hereinafter provided, be cleaned by the Operator, separated as to size and weight (to the extent possible, on the Property and with all associated costs being Joint Venture Expenses), then divided proportionately among the Participants according to their respective Participating Interests (as such amount of diamonds shall from time to time (i) in the case of De Beers, be increased on account of the De Beers Additional Percentage and (ii) in the case of MPV, be decreased on account of the MPV Percentage, in each case pursuant to Section 10.2(c)) and delivered to the Participants (at the Property) ten times per year approximately five weeks apart (any such date on which diamonds are delivered a “Delivery Date”). Run of mine diamond production will be divided between the Participants proportionately having regard to the quantity and sizes of diamonds comprising such run so that each Participant obtains value proportionate to its Participating Interest (as such amount of diamonds shall from time to time (i) in the case of De Beers, be increased on account of the De Beers Additional Percentage and (ii) in the case of MPV, be decreased on account of the MPV Percentage, in each case pursuant to Section 10.2(c)), using the following procedures:

(i)	run of mine diamonds excluding Fancies and diamonds weighing 10.8ct and more (“Special Stones”) will, based on production quantity, be separated into a number of size categories e.g. 10 – 5ct; 4ct – 8gr; 6 – 4gr; etc. (“parcels”), that will permit a fair division of each parcel on a random basis using these procedures;

(ii)	each sized parcel will be mixed to ensure a homogenous product;

(iii)	the total weight of each sized parcel will be divided by 100 (or an appropriate number in order to ensure a fair distribution among the Participants based on their percentage Participating Interest) to obtain a theoretical weight for each of 100 pots;

(iv)	each sized parcel will be divided into 100 pots using a mechanical device, such as a riffler and each resulting pot will be weighed and recorded;

(v)	the pots will then be apportioned between the Participants, in turn, in accordance with their Participating Interests, with each pot of 100 representing a percentage Participating Interest (for clarity, to the extent a Participant has a fraction of a Participating Interest, that percentage shall be rounded down from 49% and up from 50% for purposes of determining the allocation of pots). The appropriate number of pots (e.g. 49 to the extent that MPV’s Participation Interest is 49%) weighing closest to the theoretical weight will be combined to form MPV’s split of the parcel, with the balance of the pots forming De Beers’ parcel;

(vi)	all Fancies and Special Stones will, as they are produced over the life of the mine, be arranged in order of weight and presented to representatives of the Participants on a sight-by-sight basis. Within 5-days of such presentation, each Participant is entitled to make a sealed bid for all (and not only some) of the Fancies and Special Stones. The sealed bids will then be opened in the presence of the Participants and, subject to (vii) below, the Participant with the highest sealed bid will purchase all Fancies and Special Stones and pay the other Participant its proportionate share of the purchase price on delivery of the Fancies and Special Stones (for clarity, if MPV make the winning sealed bid of $100 and De Beers has a Participating Interest of 51%, MPV will pay De Beers $51).

(vii)	If a MPV Default, or if a MPV Subsequent Default occurs, the Participant with the highest sealed bid will pay the other its proportionate share of the purchase price (less, in the case of a payment by De Beers to MPV, of the amount equal to X and plus, in the case of a payment by MPV to De Beers, of the amount equal to X) on delivery of the Fancies and Special Stones where:

X is the amount (expressed in dollars) determined by the formula (MB *P) * DP where:

MB = the amount in the sealed bid by MPV at the relevant time

P is the Participating Interest of MPV (expressed as a percentage) at the relevant time, as the same may be amended from time to time pursuant to this Agreement

DP = 10% of the De Beers Additional Percentage at the relevant time, as the same may be amended from time to time pursuant to this Agreement.

For clarity, (A) if MPV has a Participating Interest of 49%, De Beers Bids $100 and MPV bids $98 for the Fancies and Specials and if the amount of all MPV Defaults and MPV Subsequent Defaults is $5.1 million (thereby providing De Beers with a De Beers Additional Percentage of approximately 14.53%), X would be $0.70 (i.e. 98*49%*1.453%=0.70)) and De Beers, being the winning bidder, would be required to pay to MPV $48.30, and (B) if MPV has a Participating Interest of 49%, De Beers Bids $98 and MPV bids $100 for Fancies and Specials and if the amount of all MPV Defaults and MPV Subsequent Defaults at the time is $5.1 million (thereby providing De Beers with a De Beers Additional Percentage (as hereinafter defined) of approximately 14.53%), X would be $0.71 (i.e. (100*49%*1.453%=0.71)) and MPV, being the winning bidder, would be required to pay to De Beers $51.71).

If production from any Mine on the Property indicates that the Mine has an unanticipated or unusual diamond distribution and that, therefore, these procedures or agreed modifications to them would not be expected to result in such a fair division in value then the Participants shall negotiate in good faith to reach an agreement on an appropriate method of doing so and if such agreement cannot be reached within a reasonable period of time, either of them may submit determination of the matter to settlement in accordance with Article 15;

(c)

(i)	If a MPV Default has occurred and provided that De Beers has not made the election in accordance with Section 11.3 with respect to a MPV Subsequent Default, De Beers or the De Beers Assignee, as the case may be, shall have the permanent, sole, exclusive and irrevocable right to sell the diamonds recovered from the Property to which MPV is entitled to receive pursuant to Section 10.2(b) (the “MPV Diamonds”) as further provided in this Section 10.2.

From and after the occurrence of a MPV Default and provided that De Beers has not made the election in accordance with Section 11.3 with respect to a MPV Subsequent Default, the percentage of MPV Diamonds to which De Beers or a De Beers Assignee shall have the permanent, sole and exclusive right to sell shall be determined by the Operator prior to the Delivery Date which immediately follows the date of notice from De Beers to the Operator of the applicable MPV Default by the formula [A/B]*100%, where:

(I)	A is the total of all Adjustment Amounts determined pursuant to Section 11.3 in respect of such MPV Default and all prior MPV Defaults. In no event shall A exceed the amount provided in B; and

(II)	B is $35.1 million.

By way of example only, if the amount of the MPV Default in this example was $10 million, and presuming there is no dilution of MPV’s Participating Interest by this point, De Beers will be entitled to sell 10/35.1*100% or 28.49% of all MPV Diamonds (i.e. 28.49%*49%, or 13.96% of all diamonds from the mine, in addition to De Beers’ 51%);

(ii)	If (X) a MPV Subsequent Default has occurred, (Y) no MPV Default occurred prior to such MPV Subsequent Default, and (Z) De Beers has made the election in accordance with Section 11.3 with respect to such MPV Subsequent Default, De Beers or the De Beers Assignee, as the case may be, shall have the permanent, sole, exclusive and irrevocable right to sell the MPV Diamonds as further provided in this Section 10.2.

From and after the occurrence of a MPV Subsequent Default and provided no MPV Default occurred prior to such MPV Subsequent Default and further provided that De Beers has made the election in accordance with Section 11.3 with respect to such MPV Subsequent Default, the percentage of MPV Diamonds to which De Beers or a De Beers Assignee shall have the permanent, sole and exclusive right to sell shall be determined by the Operator prior to the Delivery Date which immediately follows the date of notice from De Beers to the Operator of the applicable MPV Subsequent Default, by the formula [A/B]*100%, where:

(I)	A is the total of all Subsequent Adjustment Amounts elected by De Beers pursuant to Section 11.3. In no event shall A exceed the amount provided in B; and

(II)	B is $58.8 million.

By way of example only, if the amount of the MPV Subsequent Default in this example was $10 million, and De Beers makes the election in Section 11.3 and presuming there is no dilution of MPV’s Participating Interest by this point, De Beers will be entitled to sell 10/58.8*100% or 17.01% of all MPV Diamonds (i.e. 17.01%*49%, or 8.33% of all diamonds from the mine, in addition to De Beers’ 51%);

(iii)	If (X) a MPV Subsequent Default has occurred, (Y) a MPV Default occurred prior to such MPV Subsequent Default, and (Z) De Beers has made the election in accordance with Section 11.3 with respect to such MPV Subsequent Default, De Beers or the De Beers Assignee, as the case may be, shall have the permanent, sole, exclusive and irrevocable right to sell the MPV Diamonds as further provided in this Section 10.2.

From and after the occurrence of a MPV Subsequent Default and provided a MPV Default occurred prior to such MPV Subsequent Default and further provided that De Beers has made the election in accordance with Section 11.3 with respect to such MPV Subsequent Default, the percentage of MPV Diamonds to which De Beers or a De Beers Assignee shall have the permanent, sole and exclusive right to sell shall be determined by the Operator prior to the Delivery Date which immediately follows the date of notice from De Beers to the Operator of the applicable MPV Subsequent Default, by the formula ([A/B]*100%) + C , where:

(I)	A is the total of all Subsequent Adjustment Amounts by De Beers pursuant to Section 11.3. In no event shall A exceed the amount provided in B;

(II)	B is $58.8 million; and

(III)	C is the amount determined by applying the formula provided in Section 10.2(c)(i) in respect of all MPV Defaults.

By way of example only, if the amount of the MPV Subsequent Adjustment Amount in this example was $10 million and the amount of the MPV Default in this example was $10 million, and De Beers makes the elections in Section 11.3 and presuming there is no dilution of MPV’s Participating Interest by this point, De Beers will be entitled to sell (10/58.8*100% or 17.01%) + (10/35.1*100% or 28.49%) = 45.5% of all MPV Diamonds (i.e. 45.5%*49%, or 22.29% of all diamonds from the mine, in addition to De Beers’ 51%);

Upon determination of the percentage of MPV Diamonds which De Beers or the De Beers Assignee has the permanent, sole, exclusive and irrevocable right to sell (such amount from time to time the “De Beers Additional Percentage) and prior to delivery to the Participants on each applicable Delivery Date, the Operator shall after applying the procedures in Section 10.2(b) divide the MPV Diamonds between the Participants proportionately by reference to the De Beers Additional Percentage and the MPV Percentage, having regard to the quantity and size of diamonds comprising such run, so that De Beers obtains value proportionate to the De Beers Additional Percentage and MPV obtains value proportionate to the MPV Percentage, using the following procedures:

(iv)	run of mine diamonds excluding Fancies and Special Stones will, based on production quantity, be separated into parcels, that will permit a fair division of each parcel on a random basis using these procedures;

(v)	each sized parcel will be mixed to ensure a homogenous product;

(vi)	the total weight of each sized parcel will be divided by 100 (or an appropriate number in order to ensure a fair distribution among the Participants based on in the case of De Beers, the De Beers Additional Percentage and in the case of MPV, the MPV Percentage) to obtain a theoretical weight for each of 100 pots;

(vii)	each sized parcel will be divided into 100 pots using a mechanical device, such as a riffler and each resulting pot will be weighed and recorded;

(viii)	the pots will then be apportioned between the Participants, in turn, in accordance with, in the case of De Beers, the De Beers Additional Percentage and in the case of MPV, the MPV Percentage, with each pot of 100 representing a percentage of the De Beers Additional Percentage or MPV Percentage, as applicable (for clarity, to the extent a Participant has a fraction of a percentage, that percentage shall be rounded down from 49% and up from 50% for purposes of determining the allocation of pots). The appropriate number of pots (e.g. 86 to the extent that MPV’s Percentage is 86%) weighing closest to the theoretical weight will be combined to form MPV’s split of the parcel, with the balance of the pots forming De Beers’ parcel.

For greater certainty, upon applying the procedures provided in Section 10.2(b) and this Section 10.2(c), the Operator shall deliver on each Delivery Date to (i) De Beers, the diamonds De Beers is entitled to on account of its Participating Interest plus from the MPV Diamonds, the diamonds De Beers (or the De Beers Assignee) has the permanent, sole, exclusive and irrevocable right to sell on account of the De Beers Additional Percentage; and (ii) MPV the diamonds MPV is entitled to from the MPV Diamonds after delivery to De Beers of the MPV Diamonds De Beers (or the De Beers Assignee) has the permanent, sole, exclusive and irrevocable right to sell on account of the De Beers Additional Percentage.

Notwithstanding anything to the contrary in this Agreement, [****]

Following the [****]

The rights of De Beers provided in Section 10.2(b) and this Section 10.2(c) as they relate to a MPV Default and/or MPV Subsequent Default, as applicable, shall be permanent and irrevocable and shall apply to any and all diamonds recovered from the Property. The rights of De Beers hereunder shall be secured in the manner provided in Section 12.5 of this Agreement. For greater certainty, once an MPV Default occurs and the De Beers Additional Percentage Increase and the MPV Percentage is accordingly reduced, MPV shall never be entitled to increase the MPV Percentage nor shall the De Beers Additional Percentage be decreased, however, for greater certainty, on subsequent MPV Defaults and, if so elected by De Beers, on MPV Subsequent Defaults, the MPV Percentage shall decrease further and the De Beers Additional Percentage shall increase further, in each case in accordance with this Section 10.2.

(d)	All Mineral Products other than diamonds recovered from the Property in commercial quantities will be divided proportionately among the Participants according to their respective Participation Interests and disposed of by each of the Participants as they may see fit.

10.3	Government Requirements

Any government requirements with respect to the processing, refining or sale of Mineral Products shall be shared by the Participants in proportion to their respective Participating Interests or as they may otherwise mutually agree.

ARTICLE 11
FINANCING JOINT VENTURE EXPENSES

11.1	Financing

(a)	The parties acknowledge that all Joint Venture Expenses incurred during the period commencing on March 8, 2000 and ending on December 31, 2008 were paid for by De Beers, as Participant, in accordance with Section 11.1 of the 2002 Agreement, and that such amount as at December 31, 2008 totals $[****], including the calculated management fee but excluding accrued interest (the “Historic Expenses”). The parties acknowledge and agree that for the purposes of Section 11.3 and not for any other purpose, the Historic Expenses shall be limited to $120,000,000 with De Beers, as Participant, being credited with $61,200,000 of such expense (the “De Beers Allowable Expenses”) and MPV being allocated and liable for $58,800,000 of such expense (the “MPV Allowable Expenses”), with the MPV Allowable Expenses, the Funded Expenses and all accrued and unpaid interest on such amounts in accordance with this Agreement (collectively the “MPV Expenses”) to be repaid by MPV to De Beers in accordance with Section 11.3 this Agreement.

CERTAIN PORTIONS OF THIS PAGE HAVE BEEN OMITTED, AS INDICATED BY [****], AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(b)	The MPV Allowable Expenses and the Funded Expenses shall be subject to interest from the date of this Agreement at a variable nominal rate per annum equal on each day to LIBOR as then in effect plus 5% compounded annually both before and after default and judgement until all MPV Expenses are repaid by MPV to De Beers in accordance with Section 11.3 of this Agreement. From and after the Prime Rate Date, the MPV Allowable Expenses and the Funded Expenses and shall be subject to interest at a variable rate per annum equal on each day to LIBOR as then in effect plus 4% compounded annually both before and after default and judgement until all MPV Expenses are repaid by MPV to De Beers in accordance with Section 11.3 of this Agreement and such repayment of the MPV Expenses shall be secured solely in the manner provided in Sections 10.2 and 11.3 of this Agreement..

(c)	Except as otherwise provided in this Section 11.1 and Section 11.2 hereof, the costs in respect of all Exploration Work, Development Work and Production carried out by the Joint Venture on the Property shall be treated as Joint Venture Expenses and shall be paid by the Participants in accordance with Section 3.5(a) hereof or, in the case of the 2009 Feasibility Study in accordance with Section 9.2. The parties acknowledge and agree that Schedule “E” sets out some but not all of the costs of Exploration Work and Development Work on the Property incurred by De Beers as Operator and paid by the Participants up to March 8, 2000.

(d)	For a period beginning on the date the Management Committee approves the necessary Development Work for a First Mine and ending on a date that is nine months after the date of such approval, the Participants agree to co-operate and use their commercially reasonable efforts to obtain third party debt financing in respect of Exploration Work and Development Work in connection with the construction and operation of the First Mine on the Property which may be secured by a mortgage, charge or other encumbrance on the Property and assets of the Joint Venture in which event the Participants shall, if they are able to do so on commercially reasonable terms, arrange for such borrowings to be with recourse to the Joint Venture Property only and not to the Participants personally and to the extent that they are not able to do so on commercially reasonable terms, such borrowings shall be with recourse to the Joint

CERTAIN PORTIONS OF THIS PAGE HAVE BEEN OMITTED, AS INDICATED BY [****], AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Venture Property and to the Participants personally. Any such mortgage, charge or encumbrance shall constitute a paramount first, fixed and specific and/or floating charge on all or any portion of the Joint Venture Property and shall rank in priority to all other Security Interests on such property and assets and the Participants agree to execute and deliver the necessary postponement and subordination agreements to give effect to such priority. Upon the Participants agreeing to terms and conditions with a third party lender, each of the Participants hereby irrevocably nominates, constitutes and appoints De Beers as its attorney for the purposes of this Section 11.1(d), with full power of substitution to execute and deliver all necessary grants, conveyances, mortgages, charges, postponements and subordination agreements or other deeds or documents necessary to give effect to such Security Interests and their priority on its behalf and on behalf of the Joint Venture and each Participant will execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section. Such powers of attorney are acknowledged by each Participant to be coupled with an interest, shall not be revoked by the dissolution, winding up, surrender of charter, bankruptcy or insolvency of the Participant and may be exercised by the officers of any successor or permitted assign of De Beers. For greater certainty neither De Beers nor MPV shall be obligated to arrange any financing for the Joint Venture or for any of the Participants.

(e)	For greater certainty, the funding of all Joint Venture Expenses in respect of Exploration Work, Development Work and Production, including, without limitation, the financing of all operating and non-operating costs of any producing Mine on the Property, carried out by the Joint Venture on the Property shall, except as otherwise provided herein, be paid as a Joint Venture Expense by each of the Participants in proportion to its Participating Interest in accordance with Section 3.5(a) hereof.

If a third party lender insists that it receive repayment guarantees or completion or construction guarantees from the Participants or that the Participants establish a cost overrun escrow account in respect of Development Work or Production, then each Participant shall give such a guarantee or fund such an account but only in an amount or to an extent equal to its Participating Interest in the Joint Venture to be calculated after such Participant has given notice of its intention to participate or not to participate in the Development Work or Production.

If a Participant (the “Guaranteeing Participant”) is required to give such a guarantee or to fund such a cost overrun escrow account in an amount which is greater than that percentage of

(i)	the total amount to be guaranteed by the Guaranteeing Participant and the Participants for such Development Work or Production, or

(ii)	the total amount to be funded in such cost overrun escrow account for such Development Work or Production,

equal to its Participating Interest in the Joint Venture (the amount by which it is greater being called the “Excess Amount”), then the other Participants shall pay to the Guaranteeing Participant quarterly commencing on the date the guarantee is given or the account is funded its proportion (based on its Participating Interest) of an amount equal to interest on such Excess Amount at a variable nominal rate per annum equal on each day to LIBOR as then in effect plus 5% until the Prime Rate Date and from and after the Prime Rate Date, plus 4% in each case compounded annually both before and after default and judgment. Such interest payments shall be secured by first charge on the Participant’s Participating Interest and its entitlement to Mineral Products under Section 10.2.

If the Excess Amount becomes payable in whole or in part under the guarantee or from the cost overrun escrow account and is paid over to or to the order of the third party lender, then the Guaranteeing Participant shall give notice of such payment to the other Participants and each other Participant shall forthwith pay to the Guaranteeing Participant its proportion (based on its Participating Interest) of the amount equal to the Excess Amount so paid over to or to the order of the third party lender plus interest thereon from the date of such payment at a variable nominal rate per annum equal to on each day LIBOR as then in effect plus 5% until the Prime Rate Date and from and after the Prime Rate Date, plus 4% in each case compounded annually both before and after default and judgment. If any such Participant fails to make payment of such amount within 60 days of the giving of such notice, then such amount shall become costs actually contributed by the Guaranteeing Participant to the Joint Venture on account of Joint Venture Expenses and its Participating Interest in the Joint Venture shall be proportionately adjusted in accordance with Section 7.1 hereof. Upon such adjustment being made the Participant failing to make the payment shall cease to be indebted to the Guaranteeing Participant in respect of such amount.

11.2	Election to Not Participate

Notwithstanding Section 3.5(a) hereof, any Participant whose representative or alternate has voted against any matter requiring a Joint Venture Expense to be funded by the Participants under Sections 11.1(c) and 11.1(e) hereof may, within 10 days after the date of such approval by the Management Committee, give notice to the other Participants that it does not wish to pay its Cost Share thereof. If a Participant (“Non-Contributing Participant”) gives such notice within such period, it shall not be entitled or obliged to pay its Cost Share of such Joint Venture Expense and if the other Participants proceed with such matter and pay the Joint Venture Expense in respect of it either pro rata in proportion to their Participating Interests or otherwise as agreed between them, then the Participating Interests of the Non-contributing Participant and the other Participants shall be adjusted in accordance with Section 7.1(b) hereof. If a Participant fails to give such notice within such period, it shall be deemed to have agreed to pay its Cost Share of such Joint Venture Expense in accordance with the terms of this Agreement. For greater certainty this Section 11.2 may not be relied upon or invoked by MPV or otherwise relieve MPV from its obligations to pay MPV Expenses or with respect to its funding obligations as they relate to the 2009 Feasibility Study.

11.3	Repayment of MPV Expenses

MPV shall repay in cash to De Beers the MPV Expenses as provided below:

(a)	$200,000 on the date of this Agreement on account of the Funded Expenses;

(b)	up to $5.1 million in the time and manner provided in Section 9.2 of this Agreement;

(c)	$10 million upon the earlier of (i) the completion of a Feasibility Study (including without limitation the 2009 Feasibility Study) which concludes that there is a reasonable probability that a First Mine can be constructed and operated on the Property which will achieve at least a Fifteen Percent IRR and the approval of the execution of the necessary Development Work for such a First Mine and (ii) the Management Committee approving the execution of the necessary Development Work for a First Mine;

(d)	$10 million upon the issuance of all material construction and operating permits in connection with a First Mine;

(e)	$10 million upon Commencement of Commercial Production;

(f)	thereafter the amount of any and all outstanding and unpaid MPV Expenses (including the difference between the amount paid under Section 11.3(b) and $5.1 million) shall be repaid in full (together with all accrued interest thereon) by not later than the Due Date.

The amounts payable pursuant to (a), (c), (d), (e) and (f) above shall be paid to De Beers not later than 90 days of the relevant milestones being achieved. Any amounts paid by MPV to De Beers on account of MPV Expenses pursuant to (a), (c), (d), (e) and (f) above shall reduce the principal amount of the MPV Expenses by a corresponding amount. Notwithstanding, Sections 11.3(a), (c), (d), (e) and (f), MPV may at any time and from time to time repay to De Beers such outstanding MPV Expenses in whole or in part, any such payments shall reduce the principal amount of the MPV Expenses by a corresponding amount. MPV shall not be entitled to treat a payment of MPV Expenses as a Joint Venture Expense of MPV.

If MPV fails to pay to De Beers or in the case of (b) above, on De Beers behalf, the principal amount of the MPV Expenses listed in Sections 11.3(a), (b), (c), (d) or (e) when such principal amount of the MPV Expense becomes due and payable, the principal amount so due and payable shall cease to be subject to interest at the rate provided in Section 11.1(b) and thereafter shall be subject to interest, with such interest to accrue thereon from the date of default until such amount and all accrued and unpaid interest thereon are paid in full at a variable nominal rate per annum equal on each day to LIBOR as then in effect plus 8% compounded annually both before and after default and judgement and if MPV does not pay such amount in full within 60 days of the date such principal amount becomes due and payable, a MPV Default shall have occurred and:

(a)	De Beers shall provide a notice to the Operator and MPV of the amount (the “Adjustment Amount” to be included in the numerator of the formula used to determine the De Beers Additional Percentage in effect following such MPV Default in accordance with Section 10.2(c);

(b)	Such Adjustment Amount shall be equal to the principal amount of the MPV Expenses then due and payable and remaining unpaid and shall be included in the numerator of the formula used to determine the De Beers Additional Percentage in effect following the occurrence of such MPV Default in accordance with Section 10.2(c);

(c)	Upon the inclusion of such Adjustment Amount in the numerator of the formula used to determine the De Beers Additional Percentage in accordance with Section 10.2(c), the payment by MPV to De Beers of the principal amount of the MPV Expense equal to such Adjustment Amount shall be deemed to have been paid and satisfied in full by MVP, in consideration for the adjustments provided in Sections 10.2(b) and 10.2(c), including as to the De Beers Additional Percentage and MPV Percentage as they relate to the MPV Diamonds; and

(d)	All interest accrued from the date of this Agreement on the principal amount of the MPV Expenses equal to such Adjustment Amount, shall remain payable to De Beers pursuant to Section 11.3(f) and shall be subject to interest at the rate provided in Section 11.1(b) unless MPV fails to pay to De Beers the MPV Expenses as provided in Section 11.3(f) on the due date, in which case they shall be subject to interest as provided below.

For greater certainty, notwithstanding any other provision of this Agreement to the contrary, the provisions of this Section 11.3 and the adjustments provided in Sections 10.2(b) and 10.2(c) shall constitute the sole remedies available to De Beers with respect to any and all MPV Defaults and no MPV Default shall constitute an Event of Default or, for the purposes of any other provision of this Agreement, a failure or default by MVP in the payment of any monies payable by MVP under this Agreement.

If MPV fails to pay to De Beers the MPV Expenses listed in Section 11.3(f) on the Due Date, the amount of unpaid MPV Expenses on the Due Date shall cease to be subject to interest at the rate provided in Section 11.1(b) and thereafter shall be subject to interest, with such interest to accrue thereon from the Due Date until such amount and all accrued and unpaid interest thereon are paid in full at a variable nominal rate per annum equal on each day to LIBOR as then in effect plus 8% compounded annually both before and after default and judgement. Any payment by MPV of the MPV Expenses listed in Section 11.3(f), whether prior to or on or after the Due Date, shall be applied first to the principal amount of such MPV Expenses and then to accrued and unpaid interest. After the date that is 90 days after the Due Date the failure of MPV to fully satisfy all unpaid MPV Expenses and accrued interest thereon shall constitute a MPV Subsequent Default. De Beers may, but is not required to, elect at any time and from time to time after a MPV Subsequent Default to provide a notice to the Operator of the amount (the “Subsequent Adjustment Amount”) of the principal amount of the MPV Expenses then due and payable and remaining unpaid that it elects to be included in the numerator of the formula used to determine the De Beers Additional Percentage in effect following the MPV Subsequent Default in accordance with Section 10.2(c) and the payment by MPV to De Beers of the principal amount of the MPV Expenses equal to such Subsequent Adjustment Amount shall be waived by De Beers and shall be deemed to have been paid and satisfied in full by MVP, in consideration for the adjustments provided in Sections 10.2(b) and 10.2(c), including as to the De Beers Additional Percentage and MPV Percentage as they relate to the MPV Diamonds.

For greater certainty, any adjustment to the principal amount of the MPV Expenses which are subject to a MPV Subsequent Default shall not discharge, diminish or otherwise limit the obligation of MPV to pay to De Beers any accrued interest on the MPV Expenses and all such accrued and unpaid interest shall continue to be subject to interest (until paid in full) at a variable nominal rate per annum equal on each day to LIBOR as then in effect plus 8% compounded annually both before and after default and judgement.

For greater certainty, notwithstanding any other provision of this Agreement to the contrary, any principal amount of the MPV Expenses and any and all accrued and unpaid interest on the MPV Expenses that remains outstanding after the application of the preceding provisions of this Section 11.3 and the adjustments provided in Sections 10.2(b) and 10.2(c) shall constitute unsecured payment obligations of MPV to De Beers that, for greater certainty:

(a)	Are not secured by the Security Interest granted by MPV to De Beers pursuant to Section 12.5;

(b)	Shall rank in priority after, and shall be automatically subordinated and postponed, to any Security Interest granted, or guarantee or other obligation incurred, by MPV in favour of any third party lender or credit provider pursuant to Section 11.1(d) or Section 11.1(e), and De Beers shall execute and deliver any postponement and subordination agreements required by any such third party lender or credit provider to give effect to, or evidence, such priority and automatic subordination and postponement;

(c)	Shall not be treated as or deemed to be, whether pursuant to Section 12.6(b)(i) or any other provision of this Agreement, a Joint Venture Expense contributed and paid, or an amount of money contributed or paid with respect to the current Joint Venture Expenses, by De Beers and shall not be included in, or added to, any De Beers C.E. (as defined in Section 7.1(b)) calculated in respect of any calendar month pursuant to Section 7.1(b); and

(d)	No MPV Subsequent Default or failure or default by MVP to pay any such MPV Expenses or any such accrued and unpaid interest shall constitute an Event of Default or, for the purposes of any other provision of this Agreement, a failure or default by MVP in the payment of any monies payable by MVP under this Agreement.

Notwithstanding the foregoing, any lender or credit provider to MPV Group shall acknowledge in writing to De Beers the rights of De Beers under Section 10.2(b) and (c) prior to MPV granting any Security Interest to such lender or credit provider.

ARTICLE 12
LIABILITY OF PARTIES

12.1	Separate and Not Joint

The rights, duties, obligations and liabilities of the parties to each other under this Agreement and as Participants in the Joint Venture shall be several and separate and not joint or collective or joint and several. Each party shall be responsible only for its obligations herein set forth. It is not the intention of the parties to create a mining, commercial or other partnership or agency relationship between the parties and this Agreement shall not be construed so as to render the parties liable as partners or as creating a mining, commercial or other partnership. No party shall be or be deemed to be or shall hold itself out as the partner of any party, and no party shall be or be deemed to be or shall hold itself out to be the agent of any other party except in its capacity as Operator.

12.2	Ownership of Property

The Participants’ ownership of beneficial interests in the Joint Venture Property shall be as co-owners in undivided shares according to their Participating Interests. No party shall in any way be obligated for the debts or obligations of the other parties.

12.3	Events of Default

A Participant shall be in default in the following events, each of which shall for purposes of this Agreement, constitute an “Event of Default”:

(a)	if the Participant defaults in the due and punctual payment of its Cost Share or any other monies payable under this Agreement when same shall become due and payable;

(b)	if the Participant defaults in the performance or observance of any other covenant or term contained in this Agreement to be performed or observed by it;

(c)	if the Participant institutes voluntary liquidation, dissolution or winding-up proceedings or takes any voluntary proceeding pursuant to any statute relating to bankruptcy, insolvency or reorganization of debts to be adjudicated bankrupt or for any other relief, or makes an assignment for the benefit of creditors, or if a receiver, manager, receiver and manager, trustee or liquidator or any other Person with similar powers is appointed with respect to property or assets of the Participant which includes all or any part of the Participating Interest of the Participant and such appointment is not terminated within 7 days, or if a court of competent jurisdiction adjudges the Participant to be bankrupt or makes an order requiring the liquidation, dissolution or winding-up of the Participant or if the corporate existence of the Participant is otherwise terminated; or

(d)	if a judgment for the payment of money in excess of One Hundred Thousand Dollars ($100,000.00) is rendered against the Participant which may be enforced against property in the Northwest Territories, and the Participant does not discharge the same or provide for the discharge thereof in accordance with its terms or does not procure a stay of execution thereof within 60 days from the date of the entry thereof, or does not, within the said period of 60 days or such longer period during which execution on such judgment shall have been stayed, appeal therefrom or from the order, decree or process upon which or pursuant to which the said judgment shall have been granted, passed or entered and cause the execution thereof to be stayed during such appeal, or if, on the final appeal being taken, such order, decree or process is affirmed, the Participant does not discharge such judgment or provide for its discharge in accordance with its terms within 60 days after the entry of the order or decree or affirmation;

Provided that no MPV Default or MPV Subsequent Default shall constitute an Event of Default.

12.4	Default Notice

(a)	If any Participant claims that there has been an Event of Default committed by or affecting any other Participant, the Participant making such claim shall give to the Participant alleged to be in default a notice (a “Default Notice”) and in the Default Notice shall designate the alleged Event of Default. A copy of the Default Notice shall also be given to all other Participants at such time.

(b)	The Participant alleged to be in default shall, if there is a default:

(i)	remedy such default within 30 days after the giving of the Default Notice; or

(ii)	if the default is capable of remedy but not within such period of time, promptly commence and diligently continue thereafter to remedy such default on a timely basis.

12.5	Security for Performance

To secure the performance of the obligations of each Participant under this Agreement and the due and punctual payment by each Participant of its Cost Share and any other monies (other than, in the case of the MPV Group, the MPV Expenses and any interest accrued thereon or included therein) payable by it under this Agreement when the same shall become due and payable and the delivery of diamonds to De Beers in accordance with Article 10 if a MPV Default occurs, De Beers hereby grants to MPV and the MPV Group hereby grants to De Beers a Security Interest in and does hereby grant, mortgage and charge to and in favour of, in the case of De Beers, MPV and in the case of the MPV Group, De Beers (pari passu irrespective of any registration or perfection which might otherwise grant priority to one Participant over another) all of the following:

(a)	the share of minerals of such Participant; and

(b)	the Participating Interest of such Participant.

(c)	Except with respect to encumbrances with respect to the obligations of the Participants under Article 7 and Section 10.2, in which case the encumbrances thereunder shall hinder and prevent a Participant from taking any of the actions permitted in items (i), (ii) and (iii) below, the encumbrance hereby created shall in no way hinder or prevent a Participant at any time or from time to time, until such encumbrance has become enforceable in accordance with this Agreement, from:

(i)	subject to the provisions of this Agreement, selling, assigning, transferring, conveying or otherwise disposing of all or any part of its share of diamonds, free from such encumbrance, in the ordinary course of its business and for the purpose of carrying on the same;

(ii)	selling, assigning, conveying, transferring or otherwise disposing of all or an undivided part of its Participating Interest but only in accordance with the provisions of this Agreement; or

(iii)	granting an encumbrance referred to in Section 3.4 hereof, and any such encumbrance may rank in priority to the encumbrance hereby created, provided that any such action is not in breach of any express provision of this Agreement.

12.6	Remedies on Default

In addition to any other rights a Participant may have under this Agreement or at law, if a Default Notice is given and if the Participant in default does not proceed in the manner contemplated in Section 12.4(b)(i) or (ii) hereof or if the Event of Default is not capable of remedy, the security constituted by Section 12.5 hereof shall become enforceable and the Participants not so in default (the “Non-defaulting Participants”) shall have the following rights and remedies:

(a)	if the Event of Default is of the nature referred to in Section 12.3(a) hereof or is another Event of Default, the defaulting Participant shall, during the period of the continuance of the Event of Default:

(i)	have no right to attend meetings or to participate in decisions of the Management Committee or any subcommittee thereof, the activities of which shall be conducted as if the only members of the Management Committee and of the subcommittees thereof were those Persons appointed to act as representatives of the Non-defaulting Participants and any decision made by such Persons shall be deemed to have been duly made unless the Non-defaulting Participants can be shown to be acting contrary to reasonable financial or good Canadian mining practice;

(ii)	have no right to exercise any of the rights to which it would otherwise have been entitled under Article 13 hereof; and

(iii)	have no right to receive its share of minerals;

(b)	if the Event of Default is of the nature referred to in Section 12.3(a) hereof, the Non-defaulting Participants shall have the right from time to time to either elect to pay on behalf of the Participant in default or to advance to the Operator an amount equal to the Cost Share of the defaulting Participant or other payment in arrears. The Non-defaulting Participants shall make any such payment or advance in such proportions as they may agree or failing agreement pro rata according to their respective Participating Interests at the time. In any such case:

(i)	if a Non-defaulting Participant or the Non-defaulting Participants elect to pay the Cost Share or other payment in arrears (other than a payment in arrears to which Section 12.6(b)(ii) applies or, in the case of the MPV Group, a payment in arrears of any MPV Expenses or any interest accrued thereon or included therein) of the defaulting Participant on its behalf, the amount of such payment shall be deemed to be a Joint Venture Expense contributed and paid by the Non-defaulting Participant the Participating Interest of the defaulting Participant shall be adjusted in accordance with the provisions of Section 7.1(b) hereof and the Non-defaulting Participants shall have no rights to be reimbursed by the Participant in default for such amounts;

(ii)	if the Non-defaulting Participants elect to advance amounts to the Operator to fund payments in arrears, the defaulting Participant shall forthwith pay to the Non-defaulting Participants an amount equal to the amounts so advanced by them respectively plus interest at a variable nominal rate per annum equal on each day to LIBOR as then in effect plus 5% until the Prime Rate Date and from and after the Prime Rate Date Plus 4%, in each case compounded annually until paid both before and after default and judgment provided that if applicable law requires that a lesser rate be paid such lesser rate shall apply; and

(A)	with or without taking possession, the Non-defaulting Participants shall be entitled to sell, free and clear of the Security Interest created under Section 12.5 but in accordance with the terms of any other Security Interests created in accordance with this Agreement, all or part of the minerals pledged and charged by the defaulting Participant pursuant to Section 12.5(a) hereof, either as a whole or in separate parcels, in such manner, at such times and places and upon such terms and conditions as the Non-defaulting Participants shall determine;

(B)	with or without taking possession, the Non-defaulting Participants shall be entitled upon 90 days prior written notice given to the defaulting Participant, to sell free and clear of the Security Interest created under Section 12.5 but in accordance with the terms of any other Security Interests created in accordance with this Agreement all or an undivided part of the Participating Interest pledged and charged by the defaulting Participant pursuant to Section 12.5(b) hereof, in such manner, at such time and upon such terms and conditions as the Non-defaulting Participants shall determine; and

(C)	subject to clause (iv) of this Section 12.6(b), the net proceeds from any sale effected pursuant to this clause (ii) shall be applied to the extent required to discharge the payment obligations of the defaulting Participant hereunder and the balance, if any, of such proceeds shall be paid to the defaulting Participant;

(iii)	all monies paid or applied in satisfaction of amounts owing to the Non-defaulting Participants under this Section 12.6(b) shall be applied firstly to satisfy interest owing on the amounts advanced pursuant to Section 12.6(b)(ii) hereof and thereafter to such amounts so advanced;

(iv)	upon payment of all amounts owing by a defaulting Participant under this Section 12.6(b) and otherwise hereunder, the defaulting Participant shall cease to be a defaulting Participant and, to the extent of the Participating Interest (if any) of the defaulting Participant at such time, shall be entitled to resume full exercise of its rights hereunder, provided that such Participant is not otherwise in default hereunder in such manner that the rights and remedies contained in this Section 12.6 are then applicable;

(c)	subject as hereinafter provided in this Section 12.6(c), if the Event of Default is of the nature referred to in Sections 12.3(a), 12.3(b), 12.3(c) or 12.3(d) hereof, and if the Event of Default if capable of being remedied has not been remedied by or on behalf of the defaulting Participant within one hundred and eighty (180) days from the time when the remedies set forth in this Section 12.6 first become available or if the Event of Default is incapable of being remedied, then the Non-defaulting Participants shall have the right, to be exercised by written notice to the defaulting Participant at any time during the continuation of the Event of Default, to elect to purchase all of the Participating Interest of the defaulting Participant at a purchase price equal to 90% of the fair market value thereof as of the date of such notice, such fair market value to be established by agreement within 90 days from the giving of the notice or, failing agreement within those 90 days, as determined by the settlement of such disagreement in accordance with Article 15 hereof. The Non-defaulting Participants shall have the right to purchase the Participating Interest of the defaulting Participant in such proportions as they may agree or failing agreement, pro rata, according to their respective Participating Interests at the time. Any amounts which, as of the closing, are owing by the defaulting Participant to the Non-defaulting Participants in respect of any Cost Share or other expenses or costs incurred by the Non-defaulting Participants on behalf of the defaulting Participant relating to the Joint Venture or in respect of any other monies payable under this Agreement, shall be deducted from the purchase proceeds payable to the defaulting Participant under this Section 12.6(c). Such amount of the purchase proceeds shall be paid to the Non defaulting Participants and applied to such amounts owing to the Non-defaulting Participants in this Section 12.6(c).

If notice under this Section 12.6(c) is given, the defaulting Participant shall sell its Participating Interest to the Non-defaulting Participant or Participants as contemplated herein and the provisions of this Section 12.6(c) shall apply to the purchase and sale. Notwithstanding Section 12.9 hereof, if the Non defaulting Participants proceed in the manner stated in this Section 12.6(c), such Participants shall be deemed to have exercised the right contained herein in lieu of all other rights, at law or in equity, against the defaulting Participant by reason of the Event of Default. The right of the Non-defaulting Participants contained in this Section 12.6(c) to purchase at a discount is not intended to impose a penalty upon the defaulting Participant, but rather all parties agree that the stated discount from fair market value is a genuine pre-estimate of the minimum liquidated damage which would be suffered by the Non-defaulting Participants in such event, bearing in mind the disruptive effect which a prolonged Event of Default would have upon the Joint Venture.

The following provisions shall also apply to this Section 12.6(c):

(i)	the Non-defaulting Participant or Participants shall pay the purchase proceeds payable to the defaulting Participant under this Section 12.6(c) by certified cheque or bank draft, or such other form of payment as is acceptable to all Persons concerned, at a closing to be held 45 business days after the determination of the purchase price;

(ii)	if any interest of the defaulting Participant in any agreement is assigned or transferred to one or both of the Non-defaulting Participants as a part of the transaction of sale under this Section 12.6, the defaulting Participant shall fulfill all of its obligations thereunder to the date of the closing and shall indemnify the Non-defaulting Participants in respect of all such obligations. The purchasing Non-defaulting Participant or Participants shall fulfill all obligations of the defaulting Participant under such agreements, which arise from and after the closing date, and shall indemnify the defaulting Participant in respect of all such obligations;

(iii)	at the closing, the defaulting Participant shall deliver such assignments, transfers and other assurances as may reasonably be required to assure the Non-defaulting Participants that the Participating Interest sold by the defaulting Participant has been conveyed, free and clear of all encumbrances, other than Security Interests created in accordance with this Agreement, and provided that if any mortgage, charge or lien in favour of a contractor in respect of the Property exists as of closing date, the Non-defaulting Participants shall be entitled to withhold from the amount otherwise payable to the defaulting Participant an amount equal to the defaulting Participant’s proportionate share on account of such mortgage, charge or lien (such sum referred to herein as the “Holdback”). Until disbursed or applied as provided for herein, the Non-defaulting Participants shall invest the Holdback in an interest-bearing account with a Schedule I Bank Act (Canada) chartered bank or in a short-term investment instrument issued by such a chartered bank or by a federal or provincial government in Canada as the Non-defaulting Participants may in its discretion determine. It is acknowledged that the Non-defaulting Participants shall have no liability for failing to obtain any specified rate or minimum rate of return or to obtain the highest rate of return available on the Holdback, its sole obligation being to account for interest actually earned thereon. For a period of five (5) years following the closing, the Non-defaulting Participants shall be entitled to set-off and deduct from the Holdback and apply such amounts as may be necessary from time to time to satisfy the defaulting Participant’s proportionate share of any such mortgage, charge or lien in favour of a contractor in respect of the Property. On the fifth anniversary of the closing, the Non-defaulting Participants shall pay to the defaulting Participant the balance remaining, if any, of the unapplied Holdback.

12.7	Further Assurances

From time to time the Participants shall execute, acknowledge and deliver by their proper officers, deeds or indentures supplemental hereto for any one or more of the following purposes:

(a)	confirming, better evidencing, perfecting or publishing the encumbrance referred to in Section 12.5 hereof;

(b)	amplifying the description of any property hereby made subject to an encumbrance;

(c)	confirming that the Security Interest on the property referred to in Section 12.5 hereof is subordinated and subject to the priority of any Security Interest contemplated by Section 3.4 hereof; and

(d)	registering or filing any notice or other document that may be necessary or desirable to protect or preserve the rights and priorities of the Participants under this Article 12.

12.8	Liability

Except as provided in Section 6.2 hereof no party shall be liable to any other party in respect of Consequential Damages arising out of any Event of Default or indemnity hereunder.

12.9	Other Remedies

Subject to Section 12.6(c) and notwithstanding this Article 12, the Non defaulting Participants shall have any other rights and remedies available at law or in equity, which may be exercised in the alternative, concurrently or cumulatively. No delay or omission by any Non-defaulting Participant in exercising its rights and remedies hereunder shall operate as a waiver thereof or of any other right or remedy and no single or partial exercise thereof shall preclude any other future exercise thereof or exercise of any other right or remedy.

ARTICLE 13
TRANSFERS

13.1	Right of Refusal On Transfers

If a Participant (hereafter in this Section 13.1 called the “Vendor”) shall wish to sell, assign, transfer, convey or otherwise dispose of (the “Transfer”) all or part of or any interest in its Participating Interest (herein collectively called the “Offered Interest”) at any time during the currency of this Agreement, it shall do so only if it has a bona fide written offer of purchase from a third party (the “Third Party Offer”) which the Vendor wishes to accept and then the other Participants shall be entitled to a right of refusal in respect thereof as follows:

(a)	the Vendor shall give written notice (hereafter called the “Offering Notice”) to the other Participants (the “Offerees”) of the Vendor’s desire to sell the Offered Interest to the Offerees on the same terms and conditions as those in the Third Party Offer. The Offering Notice shall describe the Offered Interest and all other pertinent terms and conditions of the intended Transfer and shall be accompanied by (i) a copy of the Third Party Offer, and (ii) particulars known by the Vendor of who directly or indirectly controls such third party;

(b)	the offer constituted by an Offering Notice shall be open for acceptance for a period of 60 days following the giving of the Offering Notice (herein the “Acceptance Period”) by written notice given by the purchasing Offeree or Offerees, and the Offering Notice shall be irrevocable during the Acceptance Period;

(c)	if any part of the consideration payable by the third party under the Third Party Offer is other than cash, then the Offerees shall have the option of paying to the Vendor cash in an amount equivalent to such non-cash consideration. If the Vendor and the Offerees cannot agree on the amount of such cash within the Acceptance Period, then the matter shall be settled pursuant to Article 15 hereof and the Acceptance Period and all time periods for performance under this Section 13.1 shall be extended by a period of time equal to the period of time it takes to finally determine the matter pursuant to Article 15 hereof;

(d)	if the relevant Offeree or Offerees have not agreed to purchase the Offered Interest during the Acceptance Period, then the Vendor shall be entitled to sell the Offered Interest to the third party within a period of 120 days after the expiration of the Acceptance Period at the price and upon the other terms and conditions contained in the Third Party Offer;

(e)	if the Vendor does not complete the sale to the third party pursuant to Section 13.1(d) within such 120 day period, then the other Participants’ right of first refusal shall be deemed to be revived and any subsequent proposed Transfer shall be subject to the terms and provisions of this Section 13.1;

(f)	if any law, regulation or policy of general application of any government in Canada requires the prior approval of such government or any department or agency thereof to permit an acquisition contemplated above, the acceptance may be conditional on such approval, provided that the Person intending to acquire the interest diligently pursues all reasonable measures to obtain such approval or authorization; and

(g)	this Section 13.1 shall not apply to any conveyance resulting from the application of the remedial provisions of any Security Interest permitted by Sections 3.4 or Article 12 hereof by the holder of such Security Interest (subject to the rights of the other Participants as referenced in Section 3.4(b) hereof).

It shall be a condition to the completion or validity of any sale of any Participating Interest to a third party under this Section 13.1, that such third party, in accordance with Section 13.3 hereof, executes a counterpart of this Agreement thereby agreeing to acquire the rights and benefits and to be bound by and to discharge the duties and obligations of the Vendor as if the third party were the Vendor. It shall be a condition to the completion or validity of any sale by MPV of its Participating Interest (in whole or in part) that prior to any such sale (i) MPV shall pay to De Beers in cash all outstanding and unpaid MPV Expenses, whether or not such amounts are due and payable at such time or (ii) that De Beers, acting reasonably, is satisfied that such third party is sufficiently creditworthy and is of respectable character and reputation, provided, for greater certainty, such third party agrees to assume MPV’s obligations hereunder, including MPV’s obligation to pay the MPV Expenses, which agreement by such third party, shall limit or otherwise prevent or restrain, the ability of De Beers to demand MPV satisfy any obligations which remain unsatisfied prior to such transfer to the third party, including payment of all unpaid MPV Expenses.

13.2	Exempt Transfers

Notwithstanding Section 13.1 hereof, each Participant shall have the right to sell, transfer or otherwise dispose of all but not less than all of its Participating Interest:

(a)	to an Affiliate provided the transferee continues at all times to be an Affiliate of the original Participant and further provided that the original Participant and the Affiliate each provide legal and binding undertakings (in form and substance satisfactory to the other Participants) to the other Participants to the effect that: (i) so long as the Affiliate holds a Participating Interest, the Affiliate will remain an affiliate of such Participant; and (ii) prior to the Affiliate ceasing to be such, the Affiliate will transfer its Participating Interest back to such Participant; and

(b)	to another corporation by way of statutory amalgamation or arrangement provided such Participant or its shareholders receive a majority equity interest in the corporation resulting from such amalgamation or arrangement that is generally proportionate to the value of the assets transferred or disposed of to such corporation on such amalgamation or arrangement.

The transferee under any Transfer or the entity resulting from any amalgamation, arrangement or merger permitted by this Section 13.2 shall, as a condition to the effectiveness of such Transfer, amalgamation, arrangement or merger also agree in writing with all other Participants to be bound by the provisions of this Agreement including, without limitation, the provisions of this Article 13 and to assume and perform the obligations of the transferring, amalgamating, arranging or merging Participant(s).

In the case of a transfer to an Affiliate, the transferring Participant shall remain liable to cause the transferee to perform the obligations so assumed by it and for its failure to do so.

No transferor of a Participating Interest will be released from its obligations under this Agreement without the consent of all other Participants.

No Person may be admitted to the Joint Venture or shall be able to possess or exercise the rights of a Participant under this Agreement without the consent of all other Participants unless the provisions of this Section are strictly observed.

13.3	Transfer of Interest In Participating Interest

Any and all sales, assignments, transfers, conveyances or other dispositions made by any Participant (or its successors in interest) of its Participating Interest shall be subject to the terms, covenants and conditions of this Agreement and all applicable laws and regulations. The terms of this Agreement shall be deemed to be covenants running with the Participating Interest acquired hereunder and with all such sales, assignments, transfers, conveyances or other dispositions thereof. The Participants shall require any and all transferees of a Participating Interest to execute a counterpart of this Agreement thereby agreeing to acquire the rights and benefits and to be bound by and to discharge the duties and obligations of the transferring Participant (including under this Article 13) as if such transferee were such transferring Participant. No such sale, assignment, transfer, conveyance or other disposition shall relieve the transferring Participant of any of its obligations or liabilities which are undischarged at the time of such sale, assignment, transfer, conveyance or other disposition unless all Participants so agree in writing.

13.4	Minerals Other Than Diamonds

The parties acknowledge and agree that although the purpose of the Joint Venture is to prospect, explore for and develop minerals on the Property, the primary focus shall be with respect to diamonds. The parties agree that if minerals in commercial quantities are discovered on the Property other than diamonds, then a party’s Participating Interest and its rights and obligations under this Agreement in respect of diamonds and in respect of minerals other than diamonds shall be held separately and distinctly from each other and shall be capable of being sold, transferred, assigned or made subject to a Security Interest in accordance with the terms of this Agreement, separately and distinctly, and the restrictions in this Agreement on a party’s selling, transferring or assigning its Participating Interest or its rights and obligations under this Agreement including a Net Profit Royalty, shall apply to each such holding separately.

13.5	Partition

Each of the Participants hereby waives and renounces the benefit of all provisions of law, as now in effect or as enacted in the future, relating to actions for partition or sale of real and personal property and agrees that it will not resort to any action at law or in equity to partition or sell any real or personal property subject to this Agreement. This waiver and renunciation shall be in force for a period of 40 years or until the prior termination of this Agreement, which the parties agree is a reasonable period under the circumstances and the Participants may unanimously agree to renew this waiver and renunciation for a like period.

ARTICLE 14
ABANDONMENT

14.1	Abandonment

From and after the date that surrender or abandonment of a portion of the Property no longer requires Unanimous Approval, the Management Committee may decide to surrender or abandon a portion of the Property, provided such decision is made at least 180 days prior to the date on which such portion shall cease to be in good standing in the records of the appropriate governmental authority, and provided further that notice of such proposed abandonment is forthwith given to any Participant which was not represented at the meeting at which such decision was made. Those Participants whose representative or alternate did not vote in favour of the abandonment may elect, by notice to the Operator within 30 days following the meeting or such notification, as the case may be, that the portion to be abandoned be transferred to it, or if more than one, to them jointly in proportion to their Participating Interests, whereupon the Operator and those Participants whose representatives or alternates voted in favour of the abandonment shall, forthwith after the expiry of the applicable 30-day period, transfer, assign and quit claim the subject portion to the Participant or Participants so electing and such Participant or Participants shall covenant to make the necessary registrations to effect such abandonment and the Operator, at its Option, is hereby irrevocably authorised by the Participants to make such registrations on behalf of the Participant or Participants so electing. Failing any such election, the subject portion may be abandoned or surrendered as decided upon. Following a transfer or abandonment under this paragraph, the portion so transferred or abandoned shall thereafter cease to form part of the Property and shall no longer be subject to this Agreement, save and except with respect to such obligations or liabilities of the Participants as have accrued hereunder up to the date of such transfer or abandonment.

14.2	Sale Restricted

None of the Participants, the Management Committee or the Operator has the right to sell or abandon the parties’ interest in or title to all or part of the Property, except in accordance with Section 14.1, upon Unanimous Approval, or with the consent of all parties, as applicable.

ARTICLE 15
SETTLEMENT OF DISPUTES

15.1	Material Disputes

In the event the Participants cannot agree on matters that are material and have escalated into material disputes (it being acknowledged that any dispute with respect to an Expertised Matter shall me material and shall constitute a material dispute), the Participants shall settle material disputes as follows:

(a)	Either Participant shall provide detailed written notice of any dispute it intends to pursue with respect to any matters provided in this Section to the other Participants;

(b)	The Managing Directors and/or Chairman of the Participants shall meet (either in person or by teleconference or video conference) not later 7 Business Days after the receipt by the Participants of the notice provided in (a) above on a without prejudice basis in order to address and resolve the dispute;

(c)	If the dispute cannot be resolved after the meeting in (b) above, the Managing Directors and/or Chairman of the Participants will engage in a non-binding mediation (which shall be without prejudice) with a mediator to be agreed upon and appointed by the Participants and at a location to be agreed by the Participants;

(d)	If the Participants fail to resolve the dispute within 14 Business Days after the appointment of the mediator or if the Participants fail to agree on the appointment of a mediator, either Participant shall (unless the matter in dispute involves, in whole or in part, an Expertised Matter) be entitled to commence legal or other proceedings in order to resolve such dispute.

(e)	If the matter in dispute relates, in whole or in part, to an Expertised Matter, the Participants shall not be entitled to commence legal or other proceedings in the event the Participants fail to resole the dispute. Upon complying with Sections (a) to (d) above, either Participants may refer the dispute to an independent expert to be agreed upon by the Participants and appointed by the Participants.

(f)	If the Participants cannot agree on an independent expert, either Participant may request the auditor of the Joint Venture to select and appoint an independent expert to resolve the Expertised Matter in dispute. The selection and appointment of the independent expert shall be final and binding on the Participants.

(g)	Upon the appointment of the independent expert, each Participant shall have a period of 15 Business Days to make their submissions to the independent expert. After the expiration of such 15 Business Day period, the independent expert shall have a period of 30 calendar days to make a ruling in respect of the disputed Expertised Matter. The ruling of the independent expert shall be final and binding on the Participants.

ARTICLE 16
CONFIDENTIALITY

16.1	Information

(a)	The parties agree that all information they may receive as a result of or in connection with the work carried out under the provisions of the Letter Agreement, the 2002 Agreement or this Agreement shall be the exclusive property of the parties, shall be classified as secret and treated as proprietary and shall not be shared or traded with others without the prior written consent of all parties, such consent not to be unreasonably withheld. Notwithstanding the foregoing, any party may at any time and without the consent of the other parties make a disclosure that would otherwise be prohibited by the foregoing if such disclosure is required by virtue of any law or regulation to which it is subject or any by-law, policy or other rule, of any securities regulatory bodies having jurisdiction, including stock exchanges, or is made to an Affiliate or, where necessary or advisable, to a consultant, financial adviser, lender to obtain moneys to pay Joint Venture Expenses under this Agreement, or a potential bona fide purchaser of minerals or transferee of a Participating Interest under Section 13.1 or 13.2 hereof; provided that each such Affiliate, consultant, financial adviser, lender or any potential bona fide purchaser of minerals or transferee of a Participating Interest under Section 13.1 or 13.2 hereof shall, prior to any disclosure, be required to provide a written confidentiality undertaking to the parties. Furthermore, each party shall endeavour on a best efforts basis to restrict the disclosure of information to such a consultant, financial adviser, lender or such a potential purchaser of minerals or of a Participating Interest hereunder to the information required to finalize the financing or sale. If a party proposes to make a press release or public statement with respect to such information, it shall first provide the other parties with a draft copy for review and comment and if the other parties fail to comment on the proposed release in writing within 3 Business Days of receipt, it shall be deemed to have been approved in its entirety.

(b)	No member of the Management Committee shall make statements on behalf of the Joint Venture excepting that the Chairman of the Management Committee may from time to time be specifically authorized by the Management Committee to make such statements on behalf of the Joint Venture;

(c)	Notwithstanding Section 16.1(b), the Chairman may make statements about the operations of the Joint Venture on the Property considered in his opinion to be in the best interests of the Joint Venture if the circumstances require same; however, the Chairman shall use his best efforts to consult with all the Participants if practicable before so proceeding and to distribute a written text of his statement to all Participants immediately thereafter;

(d)	Notwithstanding any other provision of this Section 16.1, the Operator may make a disclosure about the operations of the Joint Venture on the Property:

(i)	if such disclosure is required by virtue of any law or regulation to which it is subject;

(ii)	if such disclosure is considered in the opinion of the Operator to be in the best interests of the Joint Venture, however the Operator shall endeavour to consult with each Participant if practicable before so proceeding and it shall distribute a written summary of the disclosure or a written text of its press release, as the case may be, to the Participants immediately thereafter; or

(iii)	if such disclosure is necessary for the Operator to enter into contracts, provided however that in such event the Operator shall use all reasonable efforts to obtain a written confidentiality undertaking in advance from each party to be made privy to the aforesaid confidential information;

but shall otherwise be prohibited from making any disclosure or statement to the media or to issue any press release respecting any thing or matter arising from this Agreement without the prior written consent of the Management Committee and in such event, copies of any such statement or release shall be transmitted to each of the Participants in the most expeditious manner for review and comment and any Participant who fails to comment on such statement or release within 3 business days of receipt shall be deemed to have approved of it in its entirety.

16.2	Survival

Notwithstanding anything contained in this Agreement, the obligations contained in this Article 16 shall continue to bind each party to this Agreement after disposition of its Participating Interest and shall survive for a period ending three (3) years following the date that no further Exploration Work, Development Work or Production is being carried out by the parties on the Property pursuant to this Agreement, provided that the obligations contained in this Article 16 with respect to information concerning the individual parties or any concepts, ideas or know-how of such parties which is not Joint Venture Property, shall survive without time limitation.

ARTICLE 17
FORCE MAJEURE

17.1	Suspension of Obligations

(a)	Save for payment of the MPV Expenses listed in Section 11.3(a), (b), (c), (d) and (e) and save for payment of a Cost Share of Joint Venture Expenses, the obligations of any party hereto shall be suspended as to any portion of the Property for the reasons and causes and during the time and to the extent that the same or similar obligations are suspended under any lease or other instrument covering such portion of the Property and shall also be suspended to the extent and for the period that such party, or its employees, servants, agents or contractors, are prevented, hindered or delayed in complying with the provisions of this Agreement by any cause beyond its reasonable control (excluding lack of funds) but including strikes, lockouts or other labour disputes, acts of god, laws, rules and regulations of governmental bodies or agencies thereof, accidents, actions of the elements, delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment, or by contractors or subcontractors, shortage of or inability to obtain or delay in obtaining permits, labour, transportation, materials, machinery, equipment, supplies, utilities or services, breakdown of equipment, machinery or facilities, delays relating to environmental claims or enquiries or to claims made by aboriginal groups or any other cause, except financial, whether similar or dissimilar to those specifically enumerated, beyond the reasonable control of the party affected.

(b)	In the event that any such cause should arise, the Operator or party affected shall, as soon as practical, advise all parties in writing of the occurrence of such cause and shall take such action as may reasonably be available to it to endeavour to eliminate such cause in a timely manner, provided that neither De Beers nor any other party shall be required to settle strikes, lockouts or other labour difficulties contrary to its wishes.

ARTICLE 18
OTHER INTERESTS

18.1	Acquisition Of Property By Staking Or Purchase

Each of De Beers, MPV and CV shall be free to acquire, directly or indirectly, any interest in any mining claims, leases or properties by way of staking or purchase from or through a Joint Venture Arrangement or a third party or otherwise outside the Property without any liability or obligation to the others.

ARTICLE 19
MISCELLANEOUS

19.1	Expenses

Each party shall pay all expenses it incurs in authorizing, preparing, executing and performing this Agreement and the transactions contemplated hereunder, including all fees and expenses of its legal counsel, bankers, investment bankers, brokers, accountants or other representatives or consultants.

19.2	Time

Time is of the essence of each provision of this Agreement.

19.3	Liquidation of Assets and Decommissioning

(a)	Subject to Section 19.3(d) hereof, upon the final cessation of mining and milling activities under this Agreement and provided additional Commercial Quantities of minerals have not been discovered and no custom milling arrangement is available which would be in the best interests of the Joint Venture, the Participants shall salvage and liquidate the Joint Venture Property and complete all required decommissioning, reclamation and environmental cleanup. The proceeds from such salvage and liquidation shall be distributed, after deducting the costs related thereto, to the Participants according to their Participating Interests at the time of liquidation;

(b)	The Participants agree that the Management Committee shall annually, within 60 days after the end of each Operating Year, estimate the decommissioning, reclamation and environmental clean-up costs (herein collectively called the “Decommissioning Costs”) for work that has been completed by the Joint Venture prior to the end of such Operating Year.

The Operator shall establish for each Participant a notional account (“Notional Account”) to which will be added such Participant’s pro rata share of the estimated Decommissioning Costs when first calculated plus its pro rata share of any increases to the aggregate amount of the estimated Decommissioning Costs from time to time. Such pro rata share will be based upon each party’s Participating Interest as at the end of each Operating Year save and except that any Decommissioning Costs in respect of the period prior to March 6, 1997 shall be for the sole account of MPV and CV. It is acknowledged that the Participants’ Notional Accounts may be adjusted from time to time pursuant to this Section 19.3(b). Each party shall be liable for that portion of total Decommissioning Costs equal to the balance in its Notional Account from time to time plus its pro rata share, based upon the parties’ respective Participating Interests, of any actual Decommissioning Costs exceeding the aggregate estimated Decommissioning Costs as reflected by the aggregate of the Notional Accounts. Such liability shall not be decreased by any decrease in the Participating Interest of such party unless the Person acquiring a Participating Interest from such party agrees, with the approval of the Management Committee, to assume the applicable pro rata share of such liability, based upon the Participating Interest acquired. A party acquiring a Participating Interest of another party whose Participating Interest is diluted as a result of the operation of Section 7.1(b) shall not be considered to assume any Decommissioning Cost liability of the diluting party unless the acquiring party specifically agrees, with the approval of the Management Committee, to assume such liability. If a party with the approval of the Management Committee assumes any of the Decommissioning Cost liability of another party, the Notional Accounts of both such parties shall be adjusted accordingly.

(c)	The parties agree that at any time the Management Committee may decide to establish a decommissioning fund to be contributed to by the Participants and to be used to pay for Decommissioning Costs. If such a fund is established, each party shall contribute thereto an amount equal to the balance in such party’s Notional Account from time to time or such lesser amount as may be determined by the Management Committee, subject always to any applicable laws concerning the establishment and maintenance of such a fund. If such a fund is established and the balance of a party’s Notional Account is later decreased, the party shall be entitled to withdraw from the fund a sufficient amount so that the amount contributed to the fund is not greater than the balance in such party’s Notional Account. Such contributions shall be made at such times as may be determined by the Management Committee and shall consist of cash or such form of liquid securities as may be approved by the Management Committee from time to time, acting reasonably. Such fund shall be deposited with a financial institution to be determined by the Management Committee.

(d)	Any income from any decommissioning fund established pursuant to Section 19.3(c) above shall be allocated, but not actually paid, among the parties pro rata according to their Participating Interests as at the end of the Operating Year in which such income was earned. Each such party shall be entitled to withdraw from any such decommissioning fund 50% of the income so allocated to it in order to pay the income taxes relating to the allocation of such income to it.

(e)	Notwithstanding Section 19.3(a) hereof, in the event any of the parties to this Joint Venture Agreement wish to purchase all or part of the saleable assets of the Joint Venture, they shall provide written notice to the other Participants within 60 days of the cessation of mining and milling activities. In the event only one party wishes to purchase the subject assets, it shall be obligated to purchase those assets at fair market value. In the event more than one party wishes to purchase the subject assets, each party shall be required to tender a sealed bid with respect to the purchase of the assets to an agreed depository. The said tenders shall then be opened and the party with the highest tender shall be obligated to purchase all of the assets.

(f)	The Operator shall prepare and file with the relevant regulatory authorities all required plans and reports relating to rehabilitation and restoration of the Property which may be required by applicable law and the cost thereof shall constitute a Joint Venture Expense. The liability of the Participants for any financial guarantee required in connection therewith shall be borne pro rata to their respective Notional Accounts.

19.4	De Beers Can Negotiate Pooling Arrangement

The MPV Group agrees that if at any time prior to proceeding to construct and develop the First Mine on the Property De Beers can reasonably demonstrate through the results of a Desk Top Study, Pre-Feasibility Study or Feasibility Study that a Mine cannot be constructed and operated on the Property which will achieve a Fifteen Percent IRR and also can reasonably demonstrate that if the Property were pooled or combined with adjacent or nearby properties of third parties that a Mine mining product from the Property and such adjacent or nearby properties could be constructed and operated which would have a high probability of achieving at least a Fifteen Percent IRR, then De Beers (subject to prior approval by the Management Committee), shall have the power and authority to conclude such a pooling or combination arrangement with such third parties based on the terms and conditions agreed to by De Beers and MPV.

19.5	Notice

Any notice or other communication (in this Section a “Notice”) required or permitted to be given or made hereunder shall be in writing and shall be well and sufficiently given or made if:

(a)	delivered in Person during normal business hours on a Business Day and left with a receptionist or other responsible employee of the relevant party at the applicable address set forth below:

(b)	sent by any electronic means of sending messages, including telex or facsimile transmission, which produces a paper record (an “Electronic Transmission”), charges prepaid and confirmed by registered or first class mail; or

(c)	sent by registered or first class mail unless any general interruption of postal services due to strike, lockout or other cause exists or is threatened in which event only (a) or (b) shall be used;

in the case of a Notice to De Beers, addressed to it at:

De Beers Canada Inc.

65 Overlea Boulevard, Suite 300

Toronto, Ontario M4H 1P1

Attention: Chief Executive Officer

Fax Number: (416) 423-0081

with a copy to (which shall not constitute Notice) to De Beers Société Anonyme, addressed to it at:

De Beers Société Anonyme

9 rue Sainte Zithe, L-2763 Luxembourg

Attention: Company Secretary

Fax Number: +352 264 871 301

and in the case of a Notice to MPV:

Mountain Province Diamonds Inc.

401 Bay Street

Suite 2700 P.O. Box 152

Toronto, Ontario M5H 2Y4

Attention: President & CEO

Fax Number: (416) 603 8565

and in the case of a Notice to CV:

Camphor Ventures Inc.

401 Bay Street

Suite 2700 P.O. Box 152

Toronto, Ontario M5H 2Y4

Attention: President & CEO

Fax Number: (416) 603 8565

Any Notice given or made in accordance with this section shall be deemed to have been given or made and to have been received:

(d)	on the day it was delivered, if delivered as aforesaid;

(e)	on the day of sending if sent by Electronic Transmission during normal business hours of the addressee on a Business Day and, if not, then on the first Business Day after the sending thereof; and

(f)	on the third Business Day after it was mailed, if mailed as permitted hereby.

Either party hereto may from time to time change its address for notice by giving notice to the other parties hereto in accordance with the provisions of this section.

19.6	Governing Law

This Agreement shall be governed by the laws of the Province of Ontario and shall be treated in all respects as an Ontario contract. Subject to the provisions of Article 15, any dispute among the parties arising under this Agreement will be tried in the proper courts of the Province of Ontario.

19.7	Further Assurances

Each party shall promptly do such acts and shall execute such further deeds, documents, conveyances, deeds, assignments, transfers, subordinations, postponements, directions, authorizations and the like, and will cause the doing of such acts and will cause the execution of such further documents as may be reasonably within its power, as the other party may in writing at any time and from time to time reasonably request be done and/or executed, in order to give full effect to the provisions of this Agreement all in accordance with applicable laws.

19.8	Counterparts

This Agreement may be executed in any number of counterparts. Each executed counterpart of each such agreement shall be deemed to be an original. All executed counterparts taken together shall constitute one agreement.

19.9	Facsimile Execution

An executed copy of this Agreement may be delivered by either party by facsimile. In such event, such party shall forthwith deliver to the other party an original copy of such agreement executed by such party.

19.10	Successors and Assigns

This Agreement shall be binding upon, and shall enure to the benefit of, the parties and their respective successors and permitted assigns.

19.11	Formal Transfers

In connection with the transfer of any interest in the Joint Venture Property pursuant to a sale, assignment, transfer, conveyance or other disposition made pursuant to this Agreement, the parties shall from time to time execute and deliver such instruments in recordable form as may be required to formally effect such transfer and to evidence or record such transfer. In addition, the parties shall execute such further agreements, conveyances, assurances or other instruments as may be reasonably requested by any party to effectuate the intent of any provision of this Agreement.

19.12	GST

The Participants shall each execute a Joint Venture election (the “Election”) pursuant to Section 273 of the Excise Tax Act (Canada), confirming that the Operator shall account for all goods and services tax in respect of any supplies made to or by the Joint Venture and the Operator shall retain the Election in its records and present it to Canada Customs and Revenue Agency, upon demand. A similar election shall be filed pursuant to any analogous provisions contained in provincial legislation.

IN WITNESS WHEREOF the parties have executed and sealed this Agreement this day of ____, 200__, by their proper officers in that behalf.

CAMPHOR VENTURES INC.

Per:
Name: c/s
Title:

Per:
Name: c/s
Title:

MOUNTAIN PROVINCE DIAMONDS INC.

Per:
Name: c/s
Title:

Per:
Name: c/s
Title:

DE BEERS CANADA INC.

Per:
Name: c/s
Title:

Per:
Name: c/s
Title:

SCHEDULE “A”
ACCOUNTING AND FINANCIAL PROCEDURES

STATEMENT OF INTENT

The purpose of these Accounting and Financial Procedures is to establish methods for determining charges and credits applicable to any activities in respect of Exploration Work, Development Work and/or Production, which should prove fair and equitable as between the Participants and the Operator.

ARTICLE 1. GENERAL PROVISIONS

1.1	Definitions

Unless otherwise set forth in this Schedule “A”, all capitalized terms used in this Accounting and Financial Procedures Schedule shall have the meaning ascribed to them in the Agreement to which this Schedule is attached (the “Agreement”).

In this Schedule “A”:

(a)	“Joint Account” means an internal financial account to be maintained by the Operator showing the charges and credits accruing as a result of carrying out any activities in respect of Exploration Work, Development Work and/or Production, or otherwise accruing pursuant to the Agreement, which are to be shared by the Participants pursuant to the Agreement.

(b)	“Material and Equipment” shall mean personal property, supplies and equipment (including capital equipment) acquired or held for use on or in connection with the Joint Venture.

(c)	“Non-Operator” shall mean any Participant other than the Operator.

(d)	“Regional Office” shall mean an office from which the Operator directs and supports its joint venture activities in respect of projects situated in a remote region, where such office is located near such remote region and allows the Operator to conduct its activities involving such projects in a more expeditious way than conducting such activities from its other offices.

(e)	“Senior Management of the Operator” shall mean the President and any Vice-President of the Operator and any other officer performing functions normally performed by the President or a Vice-President of a corporation.

1.2	Responsibilities for Accounting Records

(a)	The Operator shall maintain proper accounting records of the operations of the Joint Venture for the purposes of reporting to the Participants.

(b)	Each of the Participants will be responsible for its own accounting records required by law to support its income tax returns or any other accounting reports required by any governmental authority in regard to the Joint Venture. To enable each Participant to record such data on its own books, the Operator will provide the Non-Operators with such accounting data as may be required for any purpose described above, as long as such data is available as a result of the accounting procedures prescribed in this Accounting and Financial Procedures Schedule.

(c)	Nothing contained in the Agreement or in this Accounting and Financial Procedures Schedule shall be construed as relating to the tax accounting of any of the parties to the Agreement or any joint venture or undertaking involving such parties or any of them.

Nothing contained in the Agreement or in this Accounting and Financial Procedures Schedule shall be construed as an election by a party with respect to any matter under the tax laws of any jurisdiction, or as an election with respect to any method of accounting for the purpose of accounting to any government, or any division or agency thereof, or as an election for any other purpose.

1.3	Statements and Cash Calls and Invoices

(a)	Where Participants are required to pay their Cost Share of Joint Venture Expenses, the Operator shall require each Participant to advance its respective share of the estimated aggregate charges and expenses (a “Cash Call”) for a calendar quarter’s operations. Each such advance request shall be made at least 10 days but no more than 30 days prior to the end of the calendar quarter preceding the month for which the advance is requested and shall be payable 30 days from issue of the request.

(b)	If the Operator is required to pay any large sums of money on behalf of the Joint Venture, which were unforeseen at the time of providing the Non-Operators with the applicable quarterly estimate of expenditures under subsection (a) above, the Operator may make a request to the Non-Operators for special advances covering the Non-Operators’ share of the payments and if so requested, the Non-Operators shall pay such advances within 30 days after the date of such request.

(c)	If payment of any Cash Call or advance relating thereto is not made within the time set forth above, the Participant failing to make the payment may, at the Operator’s option, be charged Interest on any unpaid balance.

(d)	It is acknowledged and agreed that (i) the Operator is not required to, and has no obligation to, spend its own monies or incur any financial liability for which it is not fully funded and (ii) the Operator shall not be required to undertake any action or obligation unless it is fully funded by the Participants.

1.4	Audits and Adjustments

Payment of any invoice shall not prejudice the right of a Participant to protest or question the correctness thereof.

(a)	Audits by Independent Auditors

(i)	Any Participant may, by notice to the Operator and the other Participants at least 60 days prior to the end of any calendar year, require that an audit of the Operator’s accounts and records in respect of the Joint Venture for such year be conducted by the firm of chartered accountants used by the Operator. Each Participant shall be permitted, at its expense, to have its own auditors review such audit.

(ii)	The costs and expenses of such an audit shall be charged to the Joint Account and all Participants shall be provided with a copy of the audit report, together with any supporting documentation relating thereto.

(iii)	Any Participant may request a meeting with the auditor that provided the audit report in order to ask questions concerning the audit report and supporting documentation. Any such meeting shall be at the sole expense of those Participants attending such meeting.

(b)	Audits by Non-Operators

(i)	Any Participant upon notice in writing to the Operator and each other Participant, shall have the right to audit the Operator’s accounts and records in respect of the Joint Venture for any calendar year within the 24-month period following the end of such calendar year, provided, however, that a Participant must take written exception to any invoice or make a claim upon the Operator for any discrepancies disclosed by such audit within such 24-month period. No such audit shall be commenced until the Participant requesting same has delivered to the Operator evidence satisfactory to the Operator that all other Participants have received the notice referred to above. Failure on the part of a Participant to claim an adjustment within such 24-month period shall conclusively establish the correctness of the invoices during that year and shall preclude the filing of exceptions thereto or the making of claims for adjustment thereof.

(ii)	The other Non-Operators may join in any audit being conducted under paragraph (i) above and, if so, the audit shall be a joint audit by such Non-Operators conducted by a joint audit committee and the provisions of paragraph (i) of this subsection shall apply mutatis mutandis to any joint audit so performed.

(iii)	Only one such audit shall be conducted in any one calendar year and only one such audit shall be conducted in respect of the operations of any one calendar year.

(iv)	The Operator shall bear no portion of the Non-Operator’s audit costs unless the Operator otherwise agrees.

(v)	All Non-Operators who participate in such an audit shall be entitled to receive a copy of the audit results.

(vi)	The Operator and Non-Operators shall make every reasonable effort to resolve all audit claims. Any unresolved audit claim shall be referred to a firm of chartered accountants mutually acceptable to the Participants to act as mediator under Article 15 of the Agreement. .

(vii)	Notwithstanding Section 15.4 of the Agreement, the Participants that have requested or have joined in an audit shall bear the costs of the audit pro rata according to their respective Participating Interests and any fees of any chartered accounting firm acting as mediator pursuant to this subsection (b) shall be borne by the Operator and the Participants that have requested the audit in such proportions as is determined by such mediator taking into consideration the relative success of the parties to such meditation. Any benefits derived as a result of conducting the audit shall be shared by the Participants participating in the audit pro rata according to their respective Participating Interests.

ARTICLE 2. EXPENSES

Subject to the provisions hereof, the Joint Account shall be charged with the cost of all Joint Venture Expenses including, without limitation, the following items:

2.1	Rentals and Royalties

All fees and costs relating to permits, claims and leases and all rentals, royalties and fees including renewal and extension fees or payments in lieu of actual exploration expenditures, other than royalties payable by the Participants based on the sale of their share of Production and royalties, net profit interests or similar payments payable by a Participant pursuant to a third party arrangement made by it.

2.2	Personnel and Associated Costs

(a)	Salaries and wages of employees of the Operator working directly in connection with the Joint Venture, including salaries or wages paid to technical employees such as geologists, engineers, draft persons, laboratory technicians, procurement persons and others who are temporarily assigned to the Joint Venture, but excluding salaries and wages of clerical help such as secretaries and administrative support staff other than those working in a Regional Office. Salaries and wages of Senior Management of the Operator may be charged to the Joint Account only when they are working directly on technical aspects of the project in a field location and only at a rate similar to the salaries and wages paid to the most senior personnel normally working at such field location.

(b)	Salaries of employees referred to in subsection (a) of this Section while attending meetings, conferences and seminars of a technical nature relating directly to Joint Venture matters and all costs of attending such meetings, conferences and seminars.

2.3	Employee Benefits

(a)	Statutory holiday, vacation, sickness and other customary allowances applicable to the salaries and wages chargeable under subsection 2.2(a) above.

(b)	An appropriate portion of the Operator’s cost from time to time of employee benefit plans such as group life insurance, sickness and accident insurance, long-term disability, pension, and other benefit plans of a like nature, with such portion being based upon the amount of time spent by employees described in subsection 2.2(a) above on Joint Venture matters as compared to non-Joint Venture matters. The Operator shall make reasonable efforts to limit the total value of employee benefits to an amount not exceeding thirty-five percent (35%) of the aggregate salary or wages paid to such employees.

(c)	Expenditures or contributions made pursuant to any assessment imposed by any governmental authority which is applicable to the Operator’s labour costs chargeable under subsection 2.2(a) above.

2.4	Personnel – Travel and Other Expenses

(a)	Personal and travel expenses incurred by employees engaged directly for the Joint Venture.

(b)	Reasonable relocation costs of transferred employees from a place within North America who are primarily assigned to the work site or the Regional Office of the Joint Venture. Any other relocation costs to be charged to the Joint Account must be approved by the Management Committee.

2.5	Purchased Material

Material and Equipment purchased or leased by the Operator from third parties for use in connection with Joint Venture matters separating capital from non-capital items.

2.6	Transportation

(a)	Transportation of employees and Material and Equipment necessary to conduct activities in respect of Exploration Work, Development Work and/or Production in the most economic way.

(b)	Transportation of Material and Equipment moved between locations or work sites shall be charged to the receiving location or work site.

(c)	Transportation of samples, technical information and documentation relating to Joint Venture matters.

2.7	Services

(a)	Any contracted or consulting services procured from outside sources (including Affiliates and Associates of De Beers) and approved by the Management Committee.

(b)	User charges as set forth in Article 4 of this Accounting and Financial Procedures Schedule for equipment and facilities exclusively owned by the Operator, its Affiliates or Associates.

(c)	Auditing services procured from third parties.

(d)	Professional services procured from third parties by the Operator for logistic and administrative support of the Joint Venture.

2.8	Litigation, Judgments and Claims; Outside Counsel

All costs and expenses of handling, investigating and settling litigation or claims and paying any judgment arising in connection with the Joint Venture, including but not limited to lawyers’ fees, court costs, cost of investigation or procuring evidence and amounts paid in settlement or satisfaction of any such litigation or claims; provided that regardless of whether such costs and expenses are related to litigation or are related to any other aspect of the operations of the Joint Venture (I) no charge shall be made for the services of the Operator’s legal staff (such services being considered to be an indirect cost under Section 2.14 of this Article), except by agreement with Non-Operators, and (ii) no charge shall be made for the fees and expenses of outside legal counsel unless the employment of such counsel is agreed to by all Participants (such agreement not to be unreasonably withheld). In the event of litigation between any of the Participants, each Participant shall bear its own costs.

2.9	Taxes

All taxes, rates, levies and assessments of every kind and nature levied, assessed or imposed upon or in connection with the Joint Venture Property or any part thereof, which has been paid for the benefit of the Participants hereto. This shall not be deemed to include taxes based on income.

2.10	Insurance

Premiums paid for insurance required to be carried for the benefit of the Joint Venture together with all expenditures incurred and paid in settlement of any and all losses, claims, damages, judgments, and other expenses, including legal services, not recovered from the insurer. Any monies recovered from an insurer will be credited to the Joint Account. The Operator shall furnish the other Participants with written notice of damages or loss howsoever caused as soon as practicable after a report of the same has been received by the Operator.

2.11	Camp Expenses

The expenses of operating and maintaining all necessary camps and boarding of employees at such camps. When other operations are served by such facilities, a reasonable rate to cover expenses including depreciation or a fair monthly rental in lieu of depreciation, less any revenue therefrom shall be pro rated against all operations served on an equitable basis.

2.12	Other Expenditures

Any other expenditures not covered or dealt with in the preceding provisions of this Article 2 and which are incurred by the Operator for the necessary and proper conduct of the Joint Venture. Notwithstanding anything herein contained, no charge shall be made for any interest or financing charges incurred by the Operator except where incurred with the consent of the Management Committee.

2.13	Regional Office Costs

The Operator shall charge the Joint Account with the appropriate Regional Office allocation, to be approved annually by the Non Operators in the annual Plan and Budget, such approval not to be unreasonably withheld. Regional Office allocations will cover a pro rata portion of the cost of maintaining and operating the Regional Office. Such charges shall be apportioned to all projects served by such facilities on an equitable basis consistent with the Operator’s accounting practice and in accordance with generally accepted accounting principles. Approved changes in scope for the base used in pro rating allocated cost shall automatically change the approved allocated amount.

2.14	Management Fee

The Operator shall be entitled to charge the Joint Account, on a monthly basis, a management fee equal to 3% of all Joint Venture Expenses incurred in carrying out Exploration Work, Development Work and Production hereunder, which is intended to compensate the Operator for the services provided by it to the Joint Venture and to cover office expenses and general and administrative charges which cannot be identified as being directly incurred for the benefit of the Joint Venture in respect of the Operator’s principal business office:

If the Property is brought into Production, the management fee shall be renegotiated in good faith in respect of the period following the Beginning of Commercial Production, it being agreed that the Operator should neither gain nor lose financially as a result of it acting as Operator.

The above percentages may be revised from time to time by unanimous decision of the Management Committee if such percentages are determined to be either excessive or insufficient to reimburse the Operator for overhead costs actually incurred.

It is hereby agreed and acknowledged that under the 2002 Agreement the Operator was entitled to claim a management fee as part of all charges, costs and expenses incurred in respect of Exploration Work, Development Work and/or Production by the Operator (including any work carried out to the date under the Letter Agreement) of 5% all such expenses incurred up to the equivalent of 100 million dollars of such costs and 3% of such costs in excess of such amount.

(b) All fees to which the Operator is entitled pursuant to Section 6.3(a) above shall be considered Joint

ARTICLE 3. WARRANTY OF MATERIAL AND EQUIPMENT FURNISHED BY OPERATOR

The Operator does not warrant any Material and Equipment furnished to the Joint Venture beyond the dealer’s or manufacturer’s guarantee or warranty. In the case of defective Material and Equipment, a credit shall be issued to the Joint Account when an adjustment has been received by the Operator from the manufacturer or dealer.

ARTICLE 4. OPERATOR’S EXCLUSIVELY OWNED EQUIPMENT AND FACILITIES

The Operator may charge the Joint Account for use of the Operator’s equipment and facilities at rates commensurate with the costs of maintenance, repair, insurance, taxes, depreciation and interest on investment. The Operator may charge these costs directly to the Joint Venture or in lieu of direct charges the Operator may charge the Joint Venture rental rates for the usage of the equipment provided such rates shall not exceed commercial rates prevailing in the area and such usage shall not, without the unanimous approval of the Management Committee, exceed 4 months for any piece of equipment rented.

ARTICLE 5. DISPOSAL OF MATERIAL AND EQUIPMENT

The Operator shall be under no obligation to purchase the interest of the Non-Operators in surplus new or second hand Material and Equipment. Major items of Material and Equipment shall not be removed by the Operator from the Joint Venture Property without the approval of the Non-Operators. The Operator shall not sell major items of Material and Equipment to an outside party without giving the Non-Operators an opportunity to purchase same at the price offered. The Operator shall have the right to dispose of normal accumulation of junk and scrap Material and Equipment from the Joint Venture Property and any such revenue shall be credited to the Joint Account.

(a)	Division in Kind

Division of Material and Equipment in kind, if made among the Operator and the Non-Operators shall be in proportion to their respective interest in such Material and Equipment. Each Participant will therefore be charged individually with the value of the Material and Equipment received or receivable by such Participant, and corresponding credits will be made by the Operator to the Joint Account.

(b)	Sales of Material and Equipment

Proceeds of a sale to any Participant of Material and Equipment which is Joint Venture Property shall be credited by the Operator to the Joint Account. Any claims, by the purchaser for defective Material and Equipment, shall be charged back to the Joint Account, if and when paid by the Operator.

(c)	Basis of Pricing Material and Equipment

The price of Material and Equipment sold shall be based upon current fair market value and shall be in accordance with sound business practice.

ARTICLE 6. INVENTORIES

6.1	Periodic Inventories

Periodic inventories of Material and Equipment which are ordinarily considered controllable shall be taken by the Operator at reasonable intervals but at least annually. Upon request, the Non-Operators may be represented when an inventory is taken.

6.2	Failure to be Represented

Failure of the Non-Operators to be represented at the inventory shall bind them to accept the inventory taken by the Operator, who shall, upon request, furnish the Non-Operators with a copy thereof.

6.3	Inventory Expenses

The expenses of the Non-Operators’ representatives present at the taking of regular inventory shall not be charged to the Joint Account.

6.4	Special Inventories

Special inventories may be taken at the expense of the purchaser whenever there is a sale or change in the Participating Interests. In such event, both the vendor and the purchaser shall be represented and shall be governed by the inventory so taken.

ARTICLE 7. DECOMMISSIONING

Costs in respect of decommissioning, reclamation and environmental cleanup shall be dealt with as provided in Section 19.3 of the Agreement.

ARTICLE 8. CONFLICT WITH AGREEMENT

In the event of a conflict between the provisions of this Accounting and Financial Procedures Schedule and the provisions of the Agreement, the provisions of the Agreement shall prevail.

SCHEDULE “B”
FIFTEEN PERCENT IRR CALCULATION

ESCALATED / DE-ESCALATED MODEL - METHOD OF CALCULATION

Any Feasibility Study intended to form the basis of an approved mine construction program (“Construction Program”) shall include a calculation of the after-tax unleveraged, real internal rate of return to De Beers expected to be achieved through production from the applicable project area. Such rate of return shall be calculated pursuant to the following formula:

t = n

ΣRCFt / (1+R)t = 0 t = 0

Where:

1.	“R” represents the rate of return.

2.	“n” represents the number of years the Feasibility Study estimates there will be during the period (the “Applicable Period”) from the date the Feasibility Study is completed to the date when all obligations to decommission and reclaim the applicable area subject to such approved Construction Program have been fulfilled by the joint venture.

3.	“t” represents one-year periods during the Applicable Period and t=0 means the first one-year period of the Applicable Period (the “Start Year”).

4.	“RCF” represents estimated real unlevered, after-tax cash flow during each one-year period of the Applicable Period, calculated pursuant to the following formula, subject to the assumptions outlined below:

RCF = CF / PIx

Where:

1.	“RCF” represents the estimated real, unlevered, after-tax cash flow for a year, which may be a negative, a nil or a positive amount.

2.	“PIx” represents the price index in year x relative to an index of unity for the Start Year, calculated pursuant to the following formula, subject to the assumptions outlined below:

PIx = (1 + f) n

Where:

(i)	“PIx” represents the price index in year x relative to an index of unity for the Start Year;

(ii)	“f” represents an estimate of the forecast annual Canadian inflation rate, expressed as a decimal, calculated by averaging the annual change in the Consumer Price Index for Canada (All Items, Not Seasonally Adjusted, Annual Averages, published by Statistics Canada) for the 5 calendar year period immediately preceding the Start Year; and

(iii)	“n” represents the number of years between x and the Start Year.

3.	“CF” represents estimated unlevered, after-tax cash flow during each one-year period of the Applicable Period, calculated pursuant to the following formula, subject to the assumptions outlined below:

CF = ACI - ACO

Where:

(i)	“CF” represents the estimated unlevered, after-tax cash flow for a year, which may be a negative, a nil or a positive amount.

(ii)	“ACI” represents estimated unlevered, after-tax annual cash inflows to the joint venture as a whole (as distinct from an individual party) including, without limitation or duplication, the following annual cash inflows:

☐	projected revenue from the sale of diamond production or other revenues resulting from the applicable project proceeding;

☐	salvage value realized from the sale of used equipment;

☐	fees received for custom sorting; and

☐	return of Working Capital (as defined below) at the end of the project’s life.

(iii)	“ACO” represents estimated unlevered, after-tax annual cash outflows from the joint venture as a whole (as distinct from an individual party) to be incurred by the parties (but not as operator) pursuant to the joint venture agreement including, without limitation or duplication, the following annual cash outflows:

☐	exploration expenditures on the applicable deposit to further define the extent of that deposit but not expenditures intended to increase reserves;

☐	capital expenditures for new mine development, expansion, modification, equipment replacement or environment control;

☐	Working Capital shall be accounted for in the year prior to the year of Commencement of Commercial Production. Working Capital will be assumed to be equal to operating costs during the first 4 months of production after the Commencement of Commercial Production;

☐	The total of (i) $120,000,000, plus (ii) the Grossed-Up Funded Expenses, plus (iii) total Joint Venture Expenses actually incurred between January 1, 2009 and the approval of the Construction Program, shall be treated as the total actual historic Joint Venture Expenses and accounted for in the Start Year;

☐	operating, decommissioning, reclamation and environmental costs;

☐	royalty (including provincial royalties), option or lump-sum payments necessary as a result of the applicable project proceeding;

☐	taxes and other fiscal imposts arising from the joint venture, calculated on a stand-alone basis on the assumption that the joint venture shall be deemed to be liable for full taxation and that no account shall be taken of any assessed losses or tax allowances of the joint venture partners;

☐	transportation, marketing and further processing charges; and

☐	costs incurred relating to any customs sorting.

For the purposes of calculating CF, ACI and ACO, the following assumptions shall be used:

(i)	Cash flows will be estimated based on optimum production from any indicated, measured or proven resources as defined in the Feasibility Report and the geological, technical and financial parameters of the project.

(ii)	An end-of-year convention shall be adopted whereby future cash flows will be assumed to occur at the end of each year during the Applicable Period.

(iii)	Pre-tax cash flows shall be calculated in current money units as at the date the calculation is made and therefore adjusted for inflation by multiplying the constant money pre-tax cash flow for a given year by the PIx for that year determined in accordance with the formula in (b). With the exception of projected annual revenue from the sale of diamond production, this escalation procedure is to be carried out on all cash flows prior to the calculation of taxation and royalties.

(iv)	For the purpose of estimating the projected annual revenue from the sale of diamond production included in item ACI, as part of the Feasibility Study, a minimum 5,000 carat representative sample of rough diamonds obtained from the joint venture’s bulk sample test work will be prepared. Such sample shall then be sorted, valued in the following ways:

A. the DTC shall value the diamonds at the date of completion of the Feasibility Study, and an average revenue per carat in US Dollars determined for the diamond sample.

B. the same sorted sample of diamonds shall be valued using run-of-mine valuation assumptions by an independent diamond valuation expert who is appointed by MPV (such expert to be acceptable to De Beers, acting reasonably) and an average revenue per carat in US Dollars determined for the diamond sample.

The mean average revenue per carat value obtained from both valuation methods A and B less 4% per mean average revenue per carat value on account of agreed upon marketing costs will be used as the base for the calculation of the annual estimate of the diamond sales value of the Joint Venture’s diamond production. The annual estimate of the revenue per carat of diamond production shall be assumed to vary in accordance with both the changing geological nature of the deposit and the diamond pricing and marketing cost assumptions agreed to by the Participants in each case at the date of completion of the Feasibility Study.

(v) All calculations shall be made in Canadian Dollars and the following shall apply:

US Dollar-based revenues and costs shall be converted into Canadian Dollars by multiplying the specific US Dollar cash flow to be converted by the Canadian Dollar/US Dollar exchange rate calculated for the specific year during the Applicable Period when the cash flow takes place, as follows:

CCF = UCF * Ex

Where:

(A)	“CCF” represents the Canadian Dollar cash flow.

(B)	“UCF” represents the equivalent US Dollar cash flow.

(C)	“Ex” represents the forecast annual Canadian Dollar/US Dollar exchange rate calculated for the specific year x as follows:

(I)	a base exchange rate (E0) is assumed for the year in which the feasibility study is completed, by calculating an average of the noon CAD/USD buying rate as specified on Reuters for a period of 30 business days immediately prior to the completion date of the feasibility study;

(II)	this base exchange rate is then varied according to the “relative Purchasing Power Parity” economic model for each year following the Start Year using the formula:

Ex = E0 * Plx / UPIx

Where:

(A)	“E0” is the base exchange rate for the Start Year.

(B)	“Plx” represents the Canadian price index in year x relative to an index of unity for the Start Year, the calculation and source of which is detailed above.

(C)	“UPIx” represents the United States price index in year x relative to an index of unity for the Start Year, calculated according to the formula:

UPIx = (1 + Uf) n

Where:

(A)	“Uf” represents an estimate of the forecast annual United States inflation rate, expressed as a decimal and calculated by averaging the annual change in the US Consumer Price Index (All Items, Not Seasonally Adjusted, Annual Averages, as published in official US state statistics) for the five calendar year period immediately preceding the Start Year.

(B)	“n” represents the number of years between x and the Start Year.

In this model, “Year” or “year” means a financial year.

SCHEDULE “C”
NET PROFIT ROYALTY

1.	The Net Profit Royalty referred to in Section 7.2 of the attached agreement (“NP Royalty”) shall be calculated as follows:

(a)	“net profit” shall be calculated for each year after the right to receive the NP Royalty has arisen and means the aggregate of the revenues received during such year from or in connection with carrying on the business relating to the mining, milling and/or other treatment of any ores or concentrates and/or marketing of any product resulting from operations upon the Property including, without limitation, any cash proceeds received upon the sale of capital assets in the ordinary course of such business or upon, or in anticipation of, the termination of such business or from the investment of moneys retained with respect to such operations, less:

(i)	all or part of the aggregate amount (if any) by which operating costs for any prior year or years exceed such revenues received during such prior year or years to the extent that they have not previously been deducted;

(ii)	the aggregate of all operating costs allocable to such year;

(iii)	the aggregate of all preproduction expenditures incurred by the operator until deducted in full;

(iv)	such amount as may be required to maintain working capital at an amount considered by the operator to be advisable in order to carry on operations on the Property in a proper and efficient manner;

(v)	reserves for contingencies which are confirmed by the auditors of the operator to be reasonable in the circumstances and, if required by the NP Royalty recipient, confirmed by mutually acceptable independent auditors at the cost of the NP Royalty recipient unless such reserve is so confirmed;

(vi)	the aggregate cost (or reserves contemplating such cost) of any major improvement, expansion, modernization and/or replacement of mine, mill or ancillary facilities until deducted in full (for the purposes hereof, a major improvement, expansion, modernization or replacement is one which involves an aggregate cost of more than $500,000 lesser amounts being considered to be part of the operating costs);

(vii)	the aggregate of payments of the NP Royalty made pursuant to the attached agreement and all other royalties or net profit interests payable with respect to the Property;

(b)	“operating costs” means, for any year, the amount of all expenditures or costs (other than those costs hereinafter excepted and costs that have been included as preproduction expenditures hereunder) incurred in connection with carrying on the business related to the mining, milling and/or other treatment of ores or concentrates and/or marketing any product resulting from operations upon the Property, including, without limitation, the following costs:

(i)	all costs of or related to the mining, milling, crushing, handling, concentrating, smelting, refining or other treatment of such ores or concentrates, the handling, treatment, storage or disposal of any waste materials and/or tailings arising with respect thereto, and the operation, maintenance and/or repair of any mining, milling, crushing, handling, treatment, storage, or ancillary facilities related to the carrying on of such business or the use of any property, asset, process or procedure with respect thereto;

(ii)	all costs of or related to marketing any product, including, without limitation, transportation, commissions and/or discounts;

(iii)	all costs of or related to taking to lease and/or maintaining in good standing or renewing from time to time the Property and/or the taking of any steps considered advisable by the operator or owner of the Property to acquire, protect or improve any interest of a Property owner in the Property and/or in properties or property rights considered by the operator or owner of the Property necessary or advisable for the purposes of carrying on such business;

(iv)	all costs of or related to providing and/or operating employee facilities, including housing;

(v)	all duties, charges, levies, royalties, taxes (other than taxes computed upon the basis of the income of any of the parties hereto) and other payments imposed upon or in connection with such business or the carrying on of such business or any related business by any government or municipality or department or agency thereof;

(vi)	all reasonable costs and fees payable for providing technical, management and/or supervisory services (including to the operator);

(vii)	all costs of or related to reasonable financing arrangements relating to operations upon the Property and/or bringing the same into commercial production, including, without limitation, the payment of interest;

(viii)	all costs of consulting, legal, accounting, insurance and other services or protection in connection with the carrying on of such business and/or standby fees;

(ix)	all amounts expended in doing work;

(x)	all costs of construction, equipment, mine development after commencement of commercial production, including maintenance, repairs and replacements, except capital expenditures relating to a major improvement, expansion, modernization and/or replacement of mine, mill or ancillary facilities;

(xi)	all costs for shutdown, pollution control, reclamation, decommissioning or any other similar costs incurred or to be incurred as a result of any governmental regulations or requirements (including reasonable reserves relating to such costs);

(xii)	any royalties, land use, impact benefit, infrastructure or similar payments made to any third party (save for the NP Royalty);

(xiii)	any costs or expenses incurred or estimated to be incurred relating to the termination of such business including, without limitation, disposal of assets, termination of employees, reclamation and rehabilitation, except that such costs or expenses shall not include non-cash items such as depreciation, depletion or amortization;

(c)	“preproduction expenditures” means the aggregate of all costs (whether capital or otherwise) incurred either before or after the date upon which the right to receive the NP Royalty arose and related to the exploration or development of the Property and/or the bringing of the Property into commercial production, and/or the construction of facilities and/or services (whether located on or off the Property) related thereto, including, without limitation:

(i)	all amounts expended in doing work but only until the Property has been brought into commercial production;

(ii)	all costs of or related to the construction of any mine or mill buildings, crushing, grinding, washing, concentrating, waste storage and/or disposal and/or other treatment facilities and/or any facilities ancillary thereto;

(iii)	all costs of or related to exposing and mining any orebody or orebodies situate in whole or in part on the Property, but only until the date upon which the Property is brought into commercial production;

(iv)	all costs of or related to the construction of storage and/or warehouse facilities; the construction and/or relocation of roads; the acquisition and/or development of waste and/or tailings areas and/or systems;

(v)	all costs (including the costs of acquiring and transporting thereof) of or related to transportation facilities for moving ore, concentrates and/or any products derived therefrom, electric power including power lines and equipment, water pipelines, pumps and wells or any other utilities;

(vi)	all costs of or related to employee facilities, including housing;

(vii)	all costs of or related to the supplying of management, marketing, supervisory, engineering, accounting or other technical and/or consulting services or personnel, whether to the operator or otherwise;

(viii)	all costs of or related to taking to lease and/or maintaining of the Property in good standing and/or the taking of any steps considered advisable by the operator or owner of the Property to acquire, protect and/or improve any interest in the Property and/or in properties or property rights considered by the operator or owner of the Property to be necessary or advisable for the purpose of carrying on such business, but only until the date upon which the Property is brought into commercial production;

(ix)	all costs of or related to feasibility, marketing, economic, reclamation, rehabilitation and/or technical evaluations, plans, studies or reports;

(x)	all costs of consulting, legal, insurance, marketing and other services in connection herewith, but only until the date upon which the Property is brought into commercial production;

(xi)	all costs of or related to reasonable financing arrangements relating to bringing the Property or any part thereof into commercial production, including, without limitation, the payment of interest and/or standby or other fees or charges, but only until the date upon which the Property has been brought into commercial production;

(d)	“work” means prospecting, exploration, development and/or other mining work in, on, under or relating to the Property;

(e)	“year” means calendar year and a reference to a subdivision of a year shall mean a reference to the relevant subdivision of a calendar year.

2.	The determination of the NP Royalty hereunder is based on the premise that production will be developed solely on the Property. Other mining properties may be incorporated with the Property into a single mining project and the minerals, metals, ores or concentrates pertaining to each may be blended at the time of mining or at any time thereafter, provided however, that the respective mining properties (including the Property) shall bear and have allocated to them their proportionate part of expenditures relating to the bringing of such single mining project into commercial production and thereafter operating the same and shall have allocated to them the proportionate part of the revenues realised from such single operation, all as determined in accordance with generally accepted accounting principles and from records maintained by the Operator or the remaining Participant, as applicable. The NP Royalty recipient (the “Holder”) shall have the right, during reasonable business hours and upon prior notice the Operator or the remaining Participant, as applicable, to enter upon the mining properties and to inspect the plant and procedures followed with respect to allocations made under this paragraph provided that such entry shall be at the sole risk and cost of the Holder and shall not unreasonably disturb or disrupt the activities of the Operator. If the parties disagree on the allocation of actual proceeds received and deductions therefrom, such shall be referred to settlement in the manner provided in Article 15 of the Agreement and the mediator appointed thereunder shall have reference first to the Agreement, and then, if necessary, to practices used in mining operations that are of a similar nature.

3.	The payor of the NP Royalty (the “Payor”) shall be free to mine or not mine the Property as it sees fit and shall have the right to curtail, suspend or terminate mining operations at any time or from time to time as the Payor sees fit, all without the consent of or any obligation or liability to the Holder. The Payor may without the consent of the Holder and without restriction sell, assign, transfer or otherwise dispose of or abandon or permit to lapse all or part of its respective interest under the Agreement and/or in the Property, upon such terms as it considers advisable, provided, only, that any such sale, assignment, transfer or disposition shall not be completed unless the assignee has agreed in writing to be bound by the provisions hereof as fully as if it were a Payor, to the extent of the interest so assigned, transferred, sold or otherwise disposed of to it. Upon completion of such a sale, assignment, transfer or disposition, the assignor shall be relieved of a portion of the obligation to pay the Royalty equal to the portion of the interest that was sold, assigned, transferred or otherwise disposed of, it being agreed that the obligation to pay the Royalty shall be the separate and several, and not joint or joint and several, obligation and liability of those Participants having an Interest under the Agreement and shall be borne by them pro rata to their respective Interests thereunder.

4.	The Holder shall not, without the express written consent of the Payor, which consent shall not be unreasonably withheld, disclose any data or information concerning the operations conducted on the Property or obtained under this Agreement which is not already in the public domain, or issue any press releases concerning the operations of the Payor; provided, however, the Holder may disclose data or information obtained under this Agreement without the consent of the Payor:

(a)	if required for compliance with applicable laws, rules, regulations or orders of a governmental agency or stock exchange having jurisdiction over the Holder;

(b)	to any of the Holder’s consultants;

(c)	to any third party to whom the Holder, in good faith, anticipates selling or assigning the Holder’s interest hereunder; or

(d)	to a prospective lender to whom an interest in the Royalty payments to be made to the Holder hereunder is proposed to be granted as security,

provided that the Payor shall first have been provided with a confidentiality agreement executed by such consultant, third party or lender, which agreement shall include the confidentiality provisions of this Section 6.1.

5.	The Holder may assign its rights hereunder but only in whole and not in part and upon prior written notice to the Payor.

6.	The terms and provisions attaching to this NP Royalty shall enure to and be binding upon the parties hereto and their respective successors and permitted assigns.

SCHEDULE “D”
LIST OF MINING CLAIMS COMPRISING THE PROPERTY

Claim #	Claim Name	Lease #
F28439	AK89	4341
F28440	AK90	4199
F28441	AK91	4200
F28442	AK92	4201

SCHEDULE “E”
LIST OF JOINT VENTURE EXPENSES INCURRED TO MARCH 8, 2000

Includes the following:

Administration	[****]	[****]	[****]	[****]	[****]
Office supplies	[****]	[****]	[****]	[****]	[****]
Office telephone/fax/postage/courier	[****]	[****]	[****]	[****]	[****]
Drawing office - digital data	[****]	[****]	[****]	[****]	[****]
Travel	[****]	[****]	[****]	[****]	[****]
Vehicle costs	[****]	[****]	[****]	[****]	[****]
Fixed wing rental and fuel	[****]	[****]	[****]	[****]	[****]
Helicopter rental and fuel	[****]	[****]	[****]	[****]	[****]
Storage	[****]	[****]	[****]	[****]	[****]
Environmental expenses	[****]	[****]	[****]	[****]	[****]
Community consultations	[****]	[****]	[****]	[****]	[****]
Claims - staking & expenses	[****]	[****]	[****]	[****]	[****]
Research	[****]	[****]	[****]	[****]	[****]
Field Charges	[****]	[****]	[****]	[****]	[****]
Field supplies	[****]	[****]	[****]	[****]	[****]
Field equipment rental	[****]	[****]	[****]	[****]	[****]
Field accommodation	[****]	[****]	[****]	[****]	[****]
Field groceries	[****]	[****]	[****]	[****]	[****]
Drilling and pitting contracts(including supplies)	[****]	[****]	[****]	[****]	[****]
Geophysics	[****]	[****]	[****]	[****]	[****]
Contract services	[****]	[****]	[****]	[****]	[****]
Laboratory Charges	[****]	[****]	[****]	[****]	[****]
Treatment of sediment samples	[****]	[****]	[****]	[****]	[****]
Indicator mineral sorting	[****]	[****]	[****]	[****]	[****]
Treatment of LDDH chips for MaDA	[****]	[****]	[****]	[****]	[****]
Other laboratory supplies and charges	[****]	[****]	[****]	[****]	[****]
Subtotal	[****]	[****]	[****]	[****]	[****]
Management fee (5% of expenses)	[****]	[****]	[****]	[****]	[****]
Total	[****]	[****]	[****]	[****]	[****]

NB ABOVE EXPENDITURES DO NOT INCLUDE LABORATORY AND OTHER CHARGES FROM OVERSEAS.

CERTAIN PORTIONS OF THIS PAGE HAVE BEEN OMITTED, AS INDICATED BY [****], AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

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